Exhibit 2.1

EXECUTION COPY

WALTER ENERGY, INC.

and

WESTERN COAL CORP.

ARRANGEMENT AGREEMENT

December 2, 2010

i

TABLE OF CONTENTS

(continued)

ii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated December 2, 2010,

BETWEEN:

WALTER ENERGY, INC., a corporation existing under the laws of the State of Delaware (“Walter”)

- and -

WESTERN COAL CORP., a corporation existing under the laws of the Province of British Columbia (the “Company”)

RECITALS:

A.                                   Walter desires to acquire all of the Company Shares held by the Company Shareholders that it does not already own.

B.                                     The Parties intend to carry out the transactions contemplated by this Agreement by way of a statutory plan of arrangement under the provisions of the BCBCA.

C.                                     The Company Board has unanimously determined, after receiving financial and legal advice and following the receipt and review of a unanimous recommendation from the Special Committee that the Arrangement is in the best interests of the Company, and the Company Board has resolved to recommend that the Company Shareholders vote in favour of the Arrangement Resolution, all subject to the terms and the conditions contained in this Agreement.

D.                                    The Walter Board has unanimously determined, after receiving financial and legal advice, that the Arrangement is in the best interests of Walter.

THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only a Party and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry from any Person or group of Persons, whether or not in writing and whether or not delivered to the shareholders of a Party, after the date hereof relating to: (a) any acquisition or purchase, direct or indirect, of the assets of that Party and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 15% or more of the consolidated assets of that Party and its Subsidiaries, taken as a whole, or which contribute 15% or more of the consolidated revenues of that Party and its Subsidiaries, taken as a whole; (b) any take-over bid, tender offer or exchange offer that, if consummated, would result in any Person, or group of Persons or shareholders of such Person(s) beneficially owning 15% or more of any class of voting or equity securities of that Party (excluding, in the case of the Company Shares, shares held by Subsidiaries of the Company); or (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving that Party and/or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 15% or more of the consolidated assets or revenues, as applicable, of that Party and its Subsidiaries, taken as a whole;

“affiliate” has the meaning ascribed thereto in NI 45-106;

“Agreement” means this Arrangement Agreement, including all schedules annexed hereto, together with the Company Disclosure Letter and the Walter Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“AIM” means the Alternative Investment Market of the London Stock Exchange;

“ARC” means an advance ruling certificate issued by the Commissioner under subsection 102(1) of the Competition Act in respect of the transactions contemplated by this Agreement;

“Arrangement” means the arrangement of the Company under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.4 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any such amendment or variation is acceptable to both the Company and Walter, each acting reasonably);

“Arrangement Resolution” means the special resolution of the Company Shareholders approving the Plan of Arrangement in accordance with Section 289(1)(a) of the BCBCA, which is to be considered at the Company Meeting and shall be substantially in the form and content of Schedule “B” hereto;

“Authorization” means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law, and includes any Environmental Permit;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Budget” means the Company operating and capital budget for the fiscal year 2011 as approved by the Company Board, together with all expenditures which have been approved by the Company Board prior to the date of this Agreement, copies of which have been provided to Walter, provided, however, that after March 31, 2011, such operating and capital budget shall be deemed to be the Company’s Budget in respect of fiscal year 2012 as if it had been approved by the Company Board as the Company’s operating and capital budget for the fiscal year 2012, subject to any changes or increases that would reasonably be required to be made in the circumstances and in the reasonable judgment of the Company Board acting in good faith;

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in New York, New York, Toronto, Ontario, Vancouver, British Columbia or London, England;

“Canadian Statutory Plans” means statutory benefit plans which the Company or its Subsidiaries are required to participate in or comply with, including as applicable the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

“Cash Consideration” means $11.50 in cash for each Company Share;

“Change of Control Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only a Party and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry from any Person or group of Persons, whether or not in writing and whether or not delivered to the shareholders of a Party, after the date hereof relating to: (a) any acquisition or purchase, direct or indirect, of the assets of that Party and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 50% or more of the consolidated assets of that Party and its Subsidiaries, taken as a whole, or which contribute 50% or more of the consolidated revenues of that Party and its Subsidiaries, taken as a whole; (b) any take-over bid, tender offer or exchange offer that, if consummated, would result in any Person, or group of Persons or shareholders of such Person(s) beneficially owning 50% or more of any class of voting or equity securities of that Party (excluding, in the case of the Company, shares held by Subsidiaries of the Company); or (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving that Party and/or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 50% or more of the consolidated assets or revenues, as applicable, of that Party and its Subsidiaries, taken as a whole;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Commissioner” means the Commissioner of Competition appointed under the Competition Act or her designee;

“Commitment Letter” has the meaning ascribed thereto in Section 4.1(y);

“Commitment Parties” has the meaning ascribed thereto in Section 9.3;

“Company Balance Sheet” has the meaning ascribed thereto in Section 3.1(m);

“Company Benefit Plans” means any pension or retirement income plans or other benefit plans, agreements, policies, programs, arrangements,  practices or undertakings, whether written or oral,  funded or unfunded, insured or uninsured, registered or unregistered, which are maintained by or binding upon the Company or any of its Subsidiaries or for which the Company or its Subsidiaries has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to, any employees or former employees of the Company or its Subsidiaries, directors or officers of the Company or its Subsidiaries, individuals working on contract with the Company or its Subsidiaries, or other individuals providing services to the Company or its Subsidiaries (or any spouses, dependants, survivors or beneficiaries of such persons) excluding Union Plans, Canadian Statutory Plans, the Company Stock Option Plans and any other security-based compensation arrangement;

“Company Board” means the board of directors of the Company as the same is constituted from time to time;

“Company Change in Recommendation” has the meaning ascribed thereto in Section 8.2(a)(iii)(A);

“Company Circular” means, as the context requires, the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time;

“Company Disclosure Letter” means the disclosure letter executed by the Company and delivered to Walter prior to the execution of this Agreement;

“Company DSU” means a cash-settled deferred share unit issued under the deferred share unit plan adopted by the Company Board on August 3, 2010;

“Company Employees” means the directors, officers, employees and independent contractors of the Company and its Subsidiaries;

“Company Expense Payment” has the meaning ascribed thereto in Section 8.3(b);

“Company Expense Payment Event” has the meaning ascribed thereto in Section 8.3(d);

“Company Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate: (a) that is, or would reasonably be expected to be material and adverse to the assets, liabilities (whether absolute, accrued, conditional or otherwise and including any contingent liabilities that may arise through outstanding or pending litigation), business, operations, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, provided that, except as hereinafter set forth in this definition, no change, effect, event, occurrence or state of facts, relating to any of the following, individually or in the aggregate, shall be considered a Company Material Adverse Effect, solely as contemplated above (or be taken into account in determining whether a change, effect, event, occurrence or state of facts, is a Company Material Adverse Effect, solely as contemplated above): (i)  the announcement of the execution of this Agreement or the transactions contemplated hereby, (ii) a change in the market price or trading volume of the Company Shares, (iii) any changes affecting the coal mining industry generally; (iv) any change in the market price of coal; (v) general political, economic, financial, currency exchange, securities, capital, credit or commodity market conditions in Canada, the United States or the United Kingdom (including the failure of any financial institution, whether or not either Party or its Subsidiaries as the case may be, has credit arrangements or other business dealings with such financial institution, or the imposition of any limitation (whether or not mandatory) by any Governmental Entity on the extension of credit generally by financial institutions); (vi) any change in Law or in the interpretation, application or non-application of Law by any Governmental Entity; (vii) any national or international, political or social conditions (including, the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military, militant or terrorist attack (or any escalation or worsening thereof); (viii) any failure by the Company to meet any public estimates or expectations regarding its revenues, earnings or other financial performance or results of operations (it being understood that the causes underlying such change or failure referred to in clauses (ii) and (viii), respectively, may be taken into account when determining whether a Company Material Adverse Effect has occurred); (ix) any matters disclosed in this Agreement or in the Company Disclosure Letter; or (x) any action or inaction taken by the Company or any of its Subsidiaries which has expressly consented in writing or as expressly permitted by this Agreement, except, in the cases of clauses (iii), (iv), (v), (vi) and (vii), to the extent that the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to other companies of similar size operating in the coal mining industry (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect); or (b) that is, or would reasonably be expected to be, material and adverse to the ability of the Company to consummate the transactions contemplated by this Agreement;

“Company Material Subsidiary” means the Company Subsidiaries set out in Schedule 1.1 of the Company Disclosure Letter;

“Company Material Properties” means the Company’s: (a) properties in Canada comprising (i) the Perry Creek (Wolverine) Mine, (ii) the Brazion group, consisting of the Brule Mine and the Willow Creek Mine, and (iii) the Company’s interests in the Belcourt and Saxon properties; (b) properties in the United States comprising the (i) Gauley Eagle Mine, and (ii) Maple Coal Mine; and (c) properties in the United Kingdom comprising the (i) Aberpergwm Mine and (ii) Treforgan Extension;

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order and applicable Law to consider the Arrangement Resolution;

“Company Options” means the outstanding options to purchase Company Shares granted under the Company Stock Option Plans;

“Company PSU” means a stock-settled performance unit issued under the performance unit plan adopted by the Company Board on August 3, 2010 and the Company Shareholders on September 9, 2010;

“Company Public Documents” means all forms, reports, schedules, statements and other documents filed by Company since March 31, 2010 with all applicable Governmental Entities;

“Company RSU” means a stock-settled restricted share unit issued under the restricted share unit plan adopted by the Company Board on August 3, 2010 and by the Company Shareholders on September 9, 2010;

“Company Shareholders” means the holders of Company Shares other than Subsidiaries of the Company that hold Company Shares;

“Company Shareholder Approval” has the meaning ascribed thereto in Section 2.2(b);

“Company Shares” means the common shares in the authorized share capital of Company;

“Company Stock Option Plans” means, collectively, the amended and restated stock option plan of the Company, approved by the Company Board on August 3, 2010 and by the Company Shareholders on September 9, 2010, together with the Energybuild Limited Enterprise Management Incentive Scheme, the Coal International plc Stock Option Plan, and outstanding stock option agreements of Cambrian Mining Limited, Energybuild Group plc and Coal International plc, respectively;

“Company Termination Payment” has the meaning ascribed thereto in Section 8.3(b);

“Company Termination Payment Event” has the meaning ascribed thereto in Section 8.3(c);

“Company Warrants” means the outstanding common share purchase warrants of the Company exercisable for Company Shares issued under a warrant indenture, dated as of June 28, 2007, between the Company and Computershare Trust Company of Canada, as trustee;

“Competition Act” means the Competition Act (Canada), as amended from time to time;

“Competition Act Approval” means that the Commissioner: (a) shall have issued an ARC, or (b) the applicable waiting period under section 123 of the Competition Act shall have expired or been terminated by the Commissioner, or the obligation to submit a notification shall have been waived under paragraph 113(c) of the Competition Act, and the Commissioner shall have issued a No-Action Letter;

“Confidentiality Agreement” means the confidentiality agreement between Walter and the Company dated November 19, 2010;

“Consideration” means the consideration to be received by the Company Shareholders pursuant to the Plan of Arrangement as consideration for their Company Shares, consisting of the Cash Consideration, the Share Consideration or a combination thereof as elected by Company Shareholders in the manner contemplated by the Plan of Arrangement and subject to the limits set forth in the Plan of Arrangement;

“Consideration Shares” means the Walter Shares to be issued pursuant to the Arrangement;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

“Controlled Group” means any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b),(c),(m) or (o) of the Code;

“Court” means the Supreme Court of British Columbia;

“Debt Financing” has the meaning ascribed thereto in Section 4.1(y);

“Debt Financing Commitments” has the meaning ascribed thereto in Section 5.7(a);

“Depositary” means any trust company, bank or other financial institution agreed to in writing by the Company and Walter for the purpose of, among other things,

exchanging certificates representing the Company Shares for the Consideration in connection with the Arrangement;

“Dissent Rights” means the rights of dissent exercisable by the Company Shareholders in respect of the Arrangement described in Article 3 of the Plan of Arrangement;

“EDGAR” means the Electronic Data — Gathering Analysis, and Retrieval System;

“Effective Date” means the second business day after the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 6 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Effective Date);

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Environmental Laws” means all Laws, imposing obligations, responsibilities, liabilities or standards of conduct for or relating to: (a) the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with or for the protection of human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation); or (b) the use, generation, disposal, treatment, processing, recycling, handling, transport, distribution, Release, destruction, transfer, import, export or sale of Hazardous Substances;

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, responses, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs (including control, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs), expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative or court order, investigation, proceeding or demand by any Person, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any: (a) Release or threatened Release or presence of a Hazardous Substance; (b) tank, drum, pipe or other container that contains or contained a Hazardous Substance; or (c) use, generation, disposal, treatment, processing, recycling, handling, transport, Release, transfer, import, export or sale of Hazardous Substance;

“Environmental Permits” means all Permits or program participation requirements with or from any Governmental Entity under any Environmental Laws;

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended;

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and Walter, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and Walter, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and Walter, each acting reasonably) on appeal;

“FSA” has the meaning ascribed thereto in Section 6.1(e);

“FSMA” has the meaning ascribed thereto in Section 6.1(e);

“GAAP” means accounting principles generally accepted in Canada applicable to public companies at the relevant time;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry bureau, agency or entity, domestic or foreign; (b) any stock exchange, including the TSX, the NYSE or the AIM; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time;

“HSR Approval” means the expiration or early termination of any waiting period, and any extension thereof, applicable to the completion of the transactions contemplated hereby under the HSR Act;

“IFRS” means International Financial Reporting Standards;

“Initial Shares” means the 25,274,745 Company Shares which Walter has agreed to purchase under the terms of the Share Purchase Agreement;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Interested Shareholders” means, collectively, Walter, any related party of Walter (within the meaning of MI 61-101, and subject to the exceptions set out therein), any interested party to the Arrangement (within the meaning of MI 61-101) and any Person that is a joint actor with any of the foregoing (for the purposes of MI 61-101);

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of this Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to the Company and Walter, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court with the consent of the Company and Walter, each acting reasonably;

“Investment Canada Act” means the Investment Canada Act (Canada), as amended from time to time;

“Investment Canada Act Approval” means the approval of the Minister of Industry under the Investment Canada Act concerning the completion of the transactions contemplated by this Agreement shall have been obtained or deemed to have been obtained;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any Permit of or from any Governmental Entity or self-regulatory authority (including the TSX, the NYSE and the AIM), and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its Subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its Subsidiaries or its or their business, undertaking, property or securities;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Locked-up Shareholders” means Keith Calder, David Beatty, John Brodie, Robert Chase, Owen Ryan and Graham Mascall;

“made available to Walter” means either provided directly to Walter and/or any of its representatives or posted in a data room or virtual data room;

“Material Contract” means any Contract which has been filed by the Company or its affiliates with any Governmental Entity as a material contract and which forms part of the Company Public Documents;

“material fact” and “material change” have the meanings ascribed thereto in the Securities Act;

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators;

“Mineral Rights” has the meaning ascribed thereto in Section 3.1(n)(i);

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“Multi-Employer Plans” means Company Benefit Plans to which the Company or its Subsidiaries are required to contribute and which are not maintained or administered by the Company or its Subsidiaries;

“NI 43-101” means National Instrument 43-101 — Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators;

“NI 45-106” means National Instrument 45-106 — Prospectus and Registration Exemptions of the Canadian Securities Administrators;

“No-Action Letter” means a letter from the Commissioner advising Walter (directly or through its counsel) in writing that she does not have grounds at that time on which to initiate proceedings before the Competition Tribunal under section 92 of the Competition Act for an order in respect of the transactions contemplated by this Agreement;

“NYSE” means the New York Stock Exchange;

“Option Exchange Ratio” means 0.114;

“Option Shares” means the Walter Shares issuable on the exercise of Replacement Options;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person; provided that in any event such action is not unreasonable or unusual;

“Outside Date” means June 30, 2011, or such later date as may be agreed to in writing by the Parties;

“Parties” means the Company and Walter, and “Party” means either of them as the context requires;

“Payment” has the meaning ascribed thereto in Section 8.3(b);

“Permit” means any license, permit, certificate, consent, order, grant, approval, agreement, classification, restriction, registration or other Authorization of, from or required by any Governmental Entity;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement of the Company, substantially in the form of Schedule “A” hereto, and any amendments or variations thereto made in accordance with this Agreement, the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of the Company and Walter, each acting reasonably;

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 5.5(a);

“Proposed Agreement” has the meaning ascribed thereto in Section 7.1(e);

“Properties” has the meaning ascribed thereto in Section 3.1(n)(i);

“Regulatory Approvals” means those sanctions, rulings, consents, orders, clearances, exemptions, permits and other approvals (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, including Competition Act Approval, HSR Approval and Investment Canada Act Approval, that are required to be obtained in connection with the transactions contemplated by this Agreement;

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property;

“Remaining Shares” means the 29,273,113 Company Shares which Walter has agreed to purchase under the terms of the Share Purchase Agreement;

“Replacement Option” has the meaning ascribed thereto in Subsection 5.6;

“Required Information” has the meaning ascribed thereto in Section 5.7(b);

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Laws” means the Securities Act and the U.S. Securities Act, together with all other applicable state, federal and provincial securities Laws, rules and regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Share Consideration” means 0.114 of a Walter Share for each Company Share;

“Share Purchase Agreement” means the share purchase agreement between Walter and Audley Capital Management Limited, Audley European Opportunities Master Fund Limited, Audley Investment I and Audley Investment II, dated November 17, 2010;

“Special Committee” means the special committee of independent directors of the Company Board;

“Subsidiary” has the meaning ascribed thereto in NI 45-106, and, in respect of the Company includes the Belcourt Saxon Coal Limited Partnership and the Willow Creek Coal Partnership;

“Superior Proposal” means a bona fide Acquisition Proposal made by a third party to the Company or the Company Shareholders in writing after the date hereof: (i) to purchase or otherwise acquire, directly or indirectly, all of the Company Shares on the same terms and conditions to all Company Shareholders (other than the party making such Acquisition Proposal and any joint actor and any of their respective affiliates); (ii) that is reasonably capable of being completed in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (iii) is not subject to any financing condition; (iv) that in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to be available to the satisfaction of the Company Board, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel); (v) is not subject to due diligence and/or access condition; (vi) that did not result from a material breach of Section 7.1 by the Company or its representatives; and (vii) in respect of which the Company Board and the Special Committee determine in good faith (after receipt of advice from their outside legal counsel and financial advisors) that failure to recommend such Acquisition Proposal to the Company Shareholders would be inconsistent with its fiduciary duties under applicable Law and would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the Company Shareholders, other than the Interested Shareholders, from a financial point of view than the Arrangement (including any adjustments to the terms and conditions of the Arrangement proposed by Walter pursuant to Subsection 7.1(f);

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including, but not limited to, those levied on, or measured by, or referred to as, income, gross receipts, earnings, profits, windfall, environmental, royalty, capital, capital stock, transfer, land transfer, disability, ad valorem, sales, net worth, goods and services, harmonized sales, use, value-added, excise, stamp, recording, withholding, business, franchising, property, premium, development, occupation, occupancy, employer health, alternative or add-on minimum, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other pension plan premiums or contributions imposed by any Governmental Entity, any transferee or predecessor liability in respect of any of the foregoing, and any liability for any such amounts imposed with respect to any other person, including under any agreements or arrangements;

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other similar documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto and any claims for refund, declarations of estimated Tax and information returns, filed or required by a Governmental Entity to be made, prepared or filed by Law in respect of Taxes;

“Transaction Personal Information” has the meaning ascribed thereto in Section 9.1;

“TSX” means the Toronto Stock Exchange;

“Union Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether funded or unfunded, insured or uninsured, registered or unregistered to which the Company or Walter or any of their Subsidiaries (as applicable) is a party or bound by or under which the Company or Walter or any of their Subsidiaries (as applicable)  has, or will have, any liability or contingent liability under or, pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of the Company Employees or Walter employees (as applicable) or former employees of the Company or Walter or any of their Subsidiaries (as applicable) and to which the Company or Walter or any of their Subsidiaries (as applicable) is required to contribute pursuant to a collective agreement or participation agreement or otherwise and which are not sponsored, maintained or administered by the Company or Walter or any of their Subsidiaries (as applicable);

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder;

“U.S. GAAP” means generally accepted accounting principles in the United States, and for greater certainty, includes the standards adopted by SEC domestic filers as mandated by applicable SEC regulations;

“U.S. Person” has the meaning ascribed to it in Rule 902 of Regulation S of the U.S. Securities Act;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

“Valuation and Fairness Opinion” means the formal valuation of the Company Shares prepared by National Bank Financial Inc., as required pursuant to MI 61-101, and the opinion of National Bank Financial Inc. to the Special Committee as to the fairness, from a financial point of view, of the consideration being offered under the Arrangement to Company Shareholders, other than the Interested Shareholders;

“Voting Agreements” means the voting agreements (including all amendments thereto) between Walter and the Locked-up Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to vote their Company Shares in favour of the Arrangement Resolution;

“Walter Balance Sheet” has the meaning ascribed thereto in Section 4.1(l);

“Walter Benefit Plans” means any material pension or retirement income plans or other benefit plans, agreements, policies, programs, arrangements, practices or undertakings, whether written or oral, funded or unfunded, insured or uninsured, registered or unregistered, which are maintained by or binding upon Walter or any of its Subsidiaries or for which Walter or its Subsidiaries has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to, any employees or former employees of Walter or its Subsidiaries, directors or officers of Walter or its Subsidiaries, individuals working on contract with Walter or its Subsidiaries, or other individuals providing services to Walter or its Subsidiaries (or any spouses, dependants, survivors or beneficiaries of such persons) excluding any Union Plans, Walter’s or any of its Subsidiaries’ equity based plans, and other security-based compensation arrangements;

“Walter Board” means the board of directors of Walter as the same is constituted from time to time;

“Walter Disclosure Letter” means the disclosure letter executed by Walter and delivered to the Company prior to the execution of this Agreement;

“Walter Expense Payment” has the meaning ascribed thereto in Section 8.3(b);

“Walter Material Adverse Effect” means any one or more changes, effects, events, occurrences or states of fact, either individually or in the aggregate that is, or would reasonably be expected to be: (a) material and adverse to the assets, liabilities (whether absolute, accrued, conditional or otherwise and including any contingent liabilities that may arise through outstanding or pending litigation), business, operations, results of operations or financial condition of Walter and its Subsidiaries taken as a whole, provided that, except as hereinafter set forth in this definition, no change, effect, event, occurrence or state of facts, relating to any of the following, individually or in the aggregate, shall be considered a Walter Material Adverse Effect, solely as contemplated above (or be taken into account in determining whether a change, effect, event, occurrence or state of facts, is a Walter Material Adverse Effect, solely as contemplated above): (i) the announcement of the execution of this Agreement or the transactions contemplated hereby, (ii) a change in the market price or trading volume of the Walter Shares, (iii) any changes affecting the coal mining industry generally; (iv) any change in the market price of coal; (v) general political, economic, financial, currency exchange, securities, capital, credit or commodity market conditions in Canada, the United States or the United Kingdom; (vi) any change in Law or in the interpretation, application or non-application of Law by any Governmental Entity; (vii) any national or international, political or social conditions (including, the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military, militant or terrorist attack (or any escalation or worsening thereof); (viii) any failure by Walter to meet any public estimates or expectations regarding its revenues, earnings or other financial performance or results of operations (it being understood that the causes underlying such change or failure referred to in clauses (ii) and (viii), respectively, may be taken into account when determining whether a Walter Material Adverse Effect has occurred); (ix) any matters disclosed in this Agreement or in the Walter Disclosure Letter; or (x) any action or inaction taken by Walter or any of its Subsidiaries, to which the other party has expressly consented in writing or as expressly permitted by this Agreement, except, in the cases of clauses (iii), (iv), (v), (vi) and (vii), to the extent that Walter and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared to other companies of similar size operating in the coal mining industry (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Walter Material Adverse Effect); or (b) that is, or would reasonably be expected to be, material and adverse to the ability of Walter to consummate the transactions contemplated by this Agreement;

“Walter Material Subsidiaries” means the Walter subsidiaries listed on Schedule 4.1(e) of the Walter Disclosure Letter;

“Walter Preferred Shares” means the preferred shares in the authorized share capital of Walter;

“Walter Public Documents” means all forms, reports, schedules, statements and other documents filed by Walter since December 31, 2009, with all applicable Governmental Entities;

“Walter Rights Agreement” means that certain rights agreement, dated as of April 24, 2009, between Walter and Mellon Investor Services LLC;

“Walter Shareholders” means the holders of Walter Shares; and

“Walter Shares” means the common shares in the authorized share capital of Walter with a $0.01 par value per Walter Share, together with all rights distributed to the Walter Shareholders and attached thereto or associated therewith pursuant to the Walter Rights Agreement.

1.2                               Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3                               Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4                               Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5                               Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6                               Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of the Company shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with GAAP consistently applied.

1.7                               Knowledge

(a)                                  In this Agreement, references to “the knowledge of the Company” means the actual knowledge of Keith Calder, Braam Jonker, Neil Winkelmann, Graham

Foyle-Twining, David Tingey, Jim Griffin and Keenan Hohol in each case, after making reasonable inquiries regarding the relevant matter.

(b)                                 In this Agreement, references to “the knowledge of Walter” means the actual knowledge of Joseph B. Leonard, Walter J. Scheller, III, Charles C. Stewart, Lisa A. Honnold, Keith M. Shull, Michael T. Madden, Miles C. Dearden, III, Catherine C. Bona and Richard Donnelley, in each case, after making reasonable inquiries regarding the relevant matter.

1.8                               Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	-	Plan of Arrangement
Schedule B	-	Arrangement Resolution

ARTICLE 2
THE ARRANGEMENT

2.1                               Arrangement

The Company and Walter agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2                               Interim Order

Subject to the terms of this Agreement, as promptly as reasonably practicable following the execution of this Agreement, the Company shall apply to the Court in a manner acceptable to Walter, acting reasonably, pursuant to Section 291 of the BCBCA and prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)                                  for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b)                                 that the requisite approval for the Arrangement Resolution shall be (i) 66 2/3 % of the votes cast on the Arrangement Resolution by the Company Shareholders present in Person or by proxy at the Company Meeting and voting as a single class and (ii) a simple majority of the votes cast on the Arrangement Resolution by the Company Shareholders, present in Person or by proxy at the Company Meeting and voting as a single class, other than votes cast in respect of Company Shares that are beneficially owned by any Interested Shareholder or over which control or direction is exercised by any Interested Shareholder (collectively, the “Company Shareholder Approval”);

(c)                                  that, in all other respects, the terms, conditions and restrictions of the Company constating documents, including quorum requirements and other matters, shall apply in respect of the Company Meeting;

(d)                                 for the grant of Dissent Rights to the Company Shareholders who are registered Company Shareholders;

(e)                                  for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)                                    that the Company Meeting may be adjourned or postponed from time to time by the Company Board subject to the terms of this Agreement without the need for additional approval of the Court;

(g)                                 that it is Walter’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares and Option Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(h)                                 that the record date for the Company Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect or as a consequence of any adjournment(s) or postponement(s) of the Company Meeting; and

(i)                                     for such other matters as Walter may reasonably require, subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld or delayed.

2.3                               Company Meeting

Subject to the terms of this Agreement and receipt of the Interim Order:

(a)                                  The Company agrees to convene and conduct the Company Meeting in accordance with the Interim Order and applicable Law as promptly as reasonably practicable.  The Company agrees that it shall, in consultation with Walter, fix and publish a record date for the purposes of determining the Company Shareholders entitled to receive notice of and vote at the Company Meeting in accordance with the Interim Order.

(b)                                 Subject to Section 7.1(k) and 7.3(b), except as required for quorum purposes or otherwise permitted under this Agreement, the Company shall not adjourn (except as required by Law or by valid Company Shareholder action), postpone or cancel (or propose or permit the adjournment (except as required by Law or by valid Company Shareholder action), postponement or cancellation of) the Company Meeting without Walter’s prior written consent.

(c)                                  The Company will advise Walter as Walter may reasonably request, and at least on a daily basis on each of the last 10 business days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution.

(d)                                 The Company will promptly advise Walter of any written notice of dissent or purported exercise by any Company Shareholder of Dissent Rights received by the Company in relation to the Arrangement and any withdrawal of Dissent Rights received by the Company and any written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement.

(e)                                  Subject to Section 7.1, the Company shall (i) solicit proxies in favour of the Arrangement Resolution, against any resolution submitted by any other Company Shareholder, including, if so requested by Walter, using the services of dealers and proxy solicitation services and permitting Walter to otherwise assist the Company in such solicitation, and take all other actions that are reasonably necessary or desirable to seek the approval of the Arrangement by the Company Shareholders, (ii) recommend to holders of Company Shares that they vote in favour of the Arrangement Resolution, and (iii) include in the Company Circular a statement that each director and executive officer of the Company intends to vote all of such Person’s Company Shares (including any Company Shares issued upon the exercise of any Company Options) in favour of the Arrangement Resolution, subject to the other terms of this Agreement and the Voting Agreements.

2.4                               Company Circular

(a)                                  As promptly as reasonably practicable following execution of this Agreement, the Company shall (i) prepare the Company Circular together with any other documents required by applicable Laws in connection with the Company Meeting, (ii) file the Company Circular in all jurisdictions where the same is required to be filed, and (iii) mail the Company Circular as required under applicable Laws and by the Interim Order. On the date of mailing thereof, the Company Circular shall comply in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit the Company Shareholders to form a reasoned judgement concerning the matters to be placed before them at the Company Meeting.

(b)                                 The Company shall ensure that the Company Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Company Circular will not contain any misrepresentation (other than with respect to information relating to Walter, its affiliates and the Walter Shares, or information provided by Walter).

(c)                                  Walter shall provide to the Company all information regarding Walter, its affiliates and the Walter Shares, including any pro forma financial statements prepared in accordance with U.S. GAAP and applicable Laws, as is reasonably requested by the Company or required by the Interim Order or applicable Laws for inclusion in the Company Circular. Walter shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Company Circular. Walter shall ensure that such information does not include any misrepresentation.

(d)                                 Walter and its legal counsel shall be given a reasonable opportunity to review and comment on the Company Circular prior to the Company Circular being printed and filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by Walter and its legal counsel, provided that all information relating solely to Walter, its affiliates and the Walter Shares included in the Company Circular shall be in form and content satisfactory to Walter, acting reasonably.

(e)                                  The Company and Walter shall each promptly notify each other if at any time before the Effective Date either becomes aware that the Company Circular contains a misrepresentation, or that otherwise requires an amendment or supplement to the Company Circular and the Parties shall co-operate in the preparation of any amendment or supplement to the Company Circular as required or appropriate, and the Company shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Company Circular to Company Shareholders and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

2.5                               Preparation of Filings

Walter and the Company shall co-operate and use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, including the preparation of any applications for Regulatory Approvals and other orders, registrations, consents, filings, rulings, exemptions, no-action letters, circulars and approvals required in connection with this Agreement and the Arrangement and the preparation of any required documents, in each case necessary to discharge their respective obligations under this Agreement, the Arrangement and the Plan of Arrangement, and to complete any of the transactions contemplated by this Agreement, including their obligations under applicable Laws.  Walter shall make such securities and other regulatory filings in Canada, the United States and the United Kingdom (or other jurisdictions) as may be necessary in connection with the completion of the Arrangement. Each Party shall provide to the other all information regarding it and its affiliates as required by applicable Securities Laws in connection with such filings. Each Party shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in such filings and to the identification in such filings of each such advisor.

2.6                               Final Order

If (a) the Interim Order is obtained, (b) the Arrangement Resolution is passed at the Company Meeting by the Company Shareholders as provided for in the Interim Order and as required by applicable Law, and (c) Competition Act Approval, HSR Approval and Investment Canada Act Approval are obtained, subject to the terms of this Agreement, the Company shall diligently pursue and take all steps necessary or desirable to have the hearing before the Court of the application for the Final Order pursuant to Section 291 of the BCBCA held as promptly as reasonably practicable thereafter and make any additional filings required under Section 292 and 294 of the BCBCA.

2.7                               Court Proceedings

Subject to the terms of this Agreement, Walter will cooperate with and assist the Company in seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information reasonably required to be supplied by Walter in connection therewith. The Company will provide legal counsel to Walter with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to applicable Law, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.7 or with Walter’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that nothing herein shall require Walter to agree or consent to any increase in the Consideration or other modification or amendment to such filed or served materials that expands or increases Walter’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement. The Company shall also provide to Walter’s legal counsel on a timely basis copies of any notice of appearance or other Court documents served on the Company in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.  The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Arrangement Agreement and the Plan of Arrangement.  In addition, the Company will not object to legal counsel to Walter making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Company is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Arrangement Agreement and the Plan of Arrangement. The Company will also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Arrangement Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Walter.

2.8                               Effective Date

From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the BCBCA. The Company agrees to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 8.4 of this Agreement to include such other terms determined to be necessary or desirable by Walter, acting reasonably, provided that the Plan of Arrangement shall not be amended in any manner which has the effect of reducing the Consideration or which is otherwise prejudicial to the Company Shareholders or other parties to be bound by the Plan of Arrangement and is not inconsistent with the provisions of this Agreement. The closing of the Arrangement will take place at the offices of Osler, Hoskin & Harcourt LLP, Suite 6300, First Canadian Place, Toronto, Ontario at 8:00 a.m. on the Effective Date, or at such other time and place as may be agreed to by the Parties.

2.9                               Payment of Consideration

Walter will, on the Effective Date, following receipt by the Company of the Final Order, deposit in escrow with the Depositary (a) sufficient funds to satisfy the Cash Consideration payable to the Company Shareholders, plus sufficient funds to satisfy any cash payments in lieu of fractional Walter Shares and (b) sufficient Walter Shares to satisfy the Share Consideration payable to the Company Shareholders, pursuant to the Plan of Arrangement (other than Company Shareholders exercising Dissent Rights and who have not withdrawn their notice of objection).

2.10                        Announcement and Shareholder Communications

Walter and the Company shall each publicly announce the transactions contemplated hereby promptly following the execution of this Agreement by Walter and the Company, the text and timing of each Party’s announcement to be approved by the other Party in advance, acting reasonably. Walter and the Company agree to co-operate in the preparation of presentations, if any, to the Company Shareholders or the Walter Shareholders regarding the transactions contemplated by this Agreement, and no Party shall (a) issue any press release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed) or (b) make any filing with any Governmental Entity with respect thereto without prior consultation with the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws and the Party making such disclosure or filing shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.  To the extent possible, each Party shall provide prior notice to the other Party of any material public disclosure that it proposes to make regarding its business or operations, together with a draft copy of such disclosure. The Party receiving such notice and its legal counsel shall be given a reasonable opportunity to review and comment on such information prior to such information being disseminated publicly and reasonable consideration shall be given to any comments made by such Party and its counsel.

2.11                        Withholding Taxes

Walter, the Company and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all consideration, dividends, interest or other amounts payable or distributed to any former Company Shareholder, and from any payments in respect of the Company DSUs, Company Options, Company PSUs or Company RSUs such amounts as Walter, the Company or the Depositary may be entitled or required to deduct and withhold therefrom under any provision of any applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that the amount so required or entitled to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to a Company Shareholder, or holder of Company DSUs, Company Options, Company PSUs or Company RSUs, Walter, the Company and the Depositary, as the case may be, are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Walter, the Company or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement or entitlement and Walter, the Company or the Depositary, as the case may be, shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

2.12                        List of Shareholders

At the reasonable request of Walter from time to time, the Company shall provide Walter with a list (in both written and electronic form) of the registered Company Shareholders, together with their addresses and respective holdings of Company Shares, with a list of the names and addresses and holdings of all Persons having rights issued by the Company to acquire Company Shares (including holders of Company Options and Company DSUs) and a list of non-objecting beneficial owners of Company Shares, together with their addresses and respective holdings of Company Shares.  The Company shall from time to time require that its registrar and transfer agent furnish Walter with such additional information, including updated or additional lists of the Company Shareholders and lists of holdings and other assistance as Walter may reasonably request.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1                               Representations and Warranties

Except as disclosed in the Company Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), or the Company Public Documents (other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward-looking in nature) the Company hereby represents and warrants to Walter as follows, and acknowledges that Walter is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)                                  Board Approval. As of the date hereof, (a) the Special Committee, after consultation with its financial and legal advisors, has unanimously recommended that the Company Board approve the Arrangement and recommend that Company Shareholders (other than Interested Shareholders) vote in favour of the Arrangement Resolution, and (b) the Company Board, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement is in the best interests of the Company and has resolved unanimously to recommend to the Company Shareholders (other than Interested Shareholders) that they vote their Company Shares in favour of the Arrangement. The Company Board has unanimously approved the Arrangement and the execution and performance of this Agreement. The Special Committee has received an oral opinion as to the Valuation and Fairness Opinion from National Bank Financial Inc.  The Company Board has received an oral opinion from RBC Dominion Securities Inc. to the effect that the Consideration to be received under the Arrangement is fair from a financial point of view to the Company Shareholders (other than the Interested Shareholders).

(b)                                 Organization and Qualification. The Company is duly incorporated and validly existing under the BCBCA and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. The Company is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. True and complete copies of the constating documents of the Company have been delivered or made available to Walter, and the Company has not taken any action to amend or supersede such documents.

(c)                                  Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable by Walter against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(d)                                 No Conflict; Required Filings and Consent. The execution and delivery by the Company of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement will not violate, conflict with or result in a breach of any provision of the constating documents of the Company or those of any of the Company Material Subsidiaries, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, will not, except as disclosed in Schedule 3.1(d) of the Company Disclosure Letter: (a) violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, licence or permit to which the Company or any of the Company Material Subsidiaries is a party or by which the Company or any of the Company Material Subsidiaries is bound; or (ii) any Law to which the Company or any of the Company Material Subsidiaries is subject or by which the Company or any of the Company Material Subsidiaries is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit, or result in the imposition of any encumbrance, charge or Lien upon any of the Company’s assets or the assets of any of the Company Material Subsidiaries. Other than the Interim Order, the Final Order, Competition Act Approval, Investment Canada Act Approval and

HSR Approval, no Authorization, consent or approval of, or filing with, any Governmental Entity or any court or other authority is necessary on the part of the Company for the consummation by the Company of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement not to cause or result in any loss of any rights or assets or any interest therein held by the Company or any of the Company Material Subsidiaries in any of the Company Material Properties.

(e)                                  Subsidiaries. The Company does not have any Subsidiaries or hold, directly or indirectly any material interest in any Person, other than those listed on Schedule 3.1(e) to the Company Disclosure Letter. Each Subsidiary of the Company is duly organized and is validly existing under the Laws of its jurisdiction of incorporation, organization or formation, has full corporate or partnership power and authority, as the case may be, to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Schedule 3.1(e) of the Company Disclosure Letter, the Company beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of its Subsidiaries.  All of the outstanding shares or other equity securities in the capital of each of the Subsidiaries are, except as disclosed in Schedule 3.1(e) of the Company Disclosure Letter: (i) validly issued, fully paid and non-assessable (and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights) and all such shares or other equity interests are owned free and clear of all pledges, security interests, liens, claims or encumbrances of any kind or nature whatsoever; and (ii) are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares or other equity interests. The Company does not hold any equity interest in any material subsidiary, other than its interests in the Company Material Subsidiaries.  The Subsidiaries that are not Company Material Subsidiaries are inactive Subsidiaries or have no assets or liabilities that are material to the Company on a consolidated basis.

(f)                                    Compliance with Laws.

(i)                                     Except as disclosed in Schedule 3.1(f)(i) of the Company Disclosure Letter, the operations of the Company and the Company Material Subsidiaries have been and are now conducted in compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of the Company or of any of the Company Material Subsidiaries and none of the Company or any of the Company Material Subsidiaries has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which, would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Company Material Adverse Effect.

(ii)                                  None of the Company or any of the Company Material Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (A) its notice of articles, articles or equivalent organizational documents; or (B) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Company Material Adverse Effect.

(g)                                 Company Authorizations. The Company and the Company Material Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of the Company or the Company Material Subsidiaries or otherwise in connection with the material business or operations of the Company or the Company Material Subsidiaries and such Authorizations are in full force and effect.  The Company and the Company Material Subsidiaries have fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which would not, individually or in the aggregate, have or would not reasonably be expected to have, a Company Material Adverse Effect.  There is no action, investigation or proceeding pending or, to the knowledge of the Company, threatened regarding any of the material Authorizations.  None of the Company or any of the Company Material Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect and, to the knowledge of the Company, all such Authorizations continue to be effective in order for the Company and the Company Material Subsidiaries to continue to conduct their respective businesses as they are currently being conducted.  No Person other than the Company or a Company Material Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

(h)                                 Capitalization and Listing.

(i)                                     The authorized share capital of the Company consists of an unlimited number of Company Shares. As at the date of this Agreement there are: (A) 350,278,327 Company Shares validly issued and outstanding as fully-paid and non-assessable shares of the Company; (B) outstanding Company Options providing for the issuance of 10,090,394 Company Shares upon the exercise thereof; and (C) outstanding Company Warrants providing for the issuance of 2,681,845 Company Shares upon the exercise thereof. As of the date hereof, there are no Company RSUs or Company PSUs issued and outstanding. The terms of the Company Options (including exercise price) are disclosed in Schedule 3.1(h) to the Company Disclosure Letter. Except for the Company Options and Company Warrants referred to in this Section 3.1(h)(i), (x) and except as disclosed in Schedule 3.1(h) of the Company Disclosure Letter there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of the Company or any of its Subsidiaries to issue or sell any shares of the Company or of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of the Company or any of its Subsidiaries, and other than 57,468 Company DSUs, there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments of the Company or any of its Subsidiaries based upon the book value, income or any other attribute of the Company or any of its Subsidiaries, and (y) except as set forth in the articles of the Company, no Person is entitled to any pre-emptive or other similar right granted by the Company or any of its Subsidiaries. The Company Shares are listed on the TSX and the AIM and are not listed on any market other than the TSX and the AIM.

(ii)                                 Schedule 3.1(h) to the Company Disclosure Letter sets forth, as of the date hereof, all outstanding Company Options and Company DSUs and, with respect to the Company Options, the number, exercise prices and expiration dates of such options. All Company Shares that may be issued pursuant to the exercise of outstanding Company Options will, when issued in accordance with the terms of the Company Options (including receipt of the exercise price therefor), as the case may be, be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights.

(iii)                              Schedule 3.1(h) to the Company Disclosure Letter sets forth, as of the date hereof, all outstanding Company Warrants and the number, exercise prices and expiration dates of each grant to such holders. All Company Shares that may be issued pursuant to the exercise of outstanding Company Warrants will, when issued in accordance with the terms of the Company Warrants (including receipt of the exercise price therefor), as the case may be, be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights.

(iv)                             There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Shares or any shares of any of its Subsidiaries. No Subsidiary of the Company owns any Company Shares, other than an aggregate of 72,122,826 Company Shares beneficially owned by Cambrian Mining Limited, Deepgreen Minerals Corporation Proprietary Limited and Cambrian Investment Holdings Ltd.

(v)                                No order ceasing or suspending trading in securities of the Company nor prohibiting the sale of such securities has been issued and is outstanding against the Company or its directors, officers or promoters.

(vi)                             Except as disclosed in Schedule 3.1(h) to the Company Disclosure Letter, there are no options, warrants, conversion privileges, calls or other rights,

shareholder rights plans, agreements, arrangements, commitments, or obligations of Cambrian Mining Limited or any Subsidiaries of the Company to issue or sell any Company Shares or shares of any Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any Company Shares or shares of any of its Subsidiaries and all such options, warrants, conversion privileges, calls or other rights are included in the numbers set forth in Sections 3.1(h)(i)(B) and 3.1(h)(i)(C).

(i)                                    Shareholder and Similar Agreements. The Company is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of the Company or any of its Subsidiaries.

(j)                                    U.S. Securities Law Matters.

(i)                                   The Company is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act.

(ii)                                There is no class of securities of the Company which is registered pursuant to Section 12 of the Exchange Act, nor is the Company subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the Exchange Act.  The Company is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the Exchange Act.

(iii)                             The Company is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(iv)                            The Company Shares have not been traded on any national securities exchange in the United States during the past 12 calendar months, and will not be so traded prior to the Effective Date.

(k)                                 Reports. The Company has filed with all applicable Governmental Entities true and complete copies of the Company Public Documents that the Company is required to file therewith. Company Public Documents at the time filed: (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (ii) complied in all material respects with the requirements of applicable Securities Laws. The Company has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential.

(l)                                    Financial Statements.

(i)                                   The audited consolidated financial statements for the Company as at and for the fiscal year ended on March 31, 2010, including the notes thereto and the reports by the Company’s auditors thereon, and including all interim consolidated financial statements for the Company for the interim periods from March 31, 2010, have been and all financial statements of the Company which are publicly disseminated by the Company in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with GAAP applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto and subject, in the case of any unaudited interim consolidated financial statements, to normal period-end adjustments), all in accordance with GAAP. Except as disclosed in Schedule 3.1(l) of the Company Disclosure Letter, there are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer or director of the Company.

(ii)                                The management of the Company has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such Laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to the Company’s management, including its chief executive officers and chief financial officers (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(iii)                             The Company maintains internal control over financial reporting.  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only with Authorizations of management and directors of the Company and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or its Subsidiaries that could have a material effect on its financial statements.  To the knowledge of the Company, as of the date of this Agreement: (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company.

(iv)                            Since January 1, 2010, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Board, or is not disclosed in Schedule 3.1(l) of the Company Disclosure Letter.

(v)                               The Company is in the process of converting to IFRS for financial reporting purposes, and, to the knowledge of the Company, the transition to IFRS will not result in any delay in the release of the Company’s financial results for any relevant period.

(m)                              Undisclosed Liabilities. Except as disclosed in Schedule 3.1(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (i) liabilities and obligations that are specifically presented on the audited balance sheet of the Company as of March 31, 2010 (the “Company Balance Sheet”) or disclosed in the notes thereto; or (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2010, that are not and would not, individually or in the aggregate with all other liabilities and obligations of the Company and its Subsidiaries (other than those disclosed on the Company Balance Sheet and/or in the notes to the Company financial statements), reasonably be expected to have a Company Material Adverse Effect, or, as a consequence of the consummation of the Arrangement, have a Company Material Adverse Effect.  Without limiting the foregoing, the Company Balance Sheet reflects reasonable reserves in accordance with GAAP for contingent liabilities relating to pending litigation and other contingent obligations of the Company and its Subsidiaries except as disclosed in the Company Disclosure Letter.

(n)                                Interest in Properties and Mineral Rights.

(i)                                   All of the Company’s and its Subsidiaries’ owned real properties and leasehold interests that are material to the Company or the operation of its business (collectively, the “Properties”) and all of the Company’s and its

Subsidiaries’ mineral interests and rights that are material to the Company or the operation of its business (including any material claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, drilling licenses and drilling rights, in each case, either existing under contract, by operation of Law or otherwise) (collectively, the “Mineral Rights”) are set out in Schedule 3.1(n)(i) of the Company Disclosure Letter. Other than the Properties and the Mineral Rights set out in Schedule 3.1(n)(i) of the Company Disclosure Letter, neither the Company nor its Subsidiaries, owns or has any interest in any material real property or any material mineral interests and rights.

(ii)                                Except as set out in Schedule 3.1(n)(ii) of the Company Disclosure Letter:

(A)                              the Company or one of its Subsidiaries has good and marketable title to the Properties and the Mineral Rights, and is the sole legal and beneficial owner of all right, title and interest in and to the Properties and the Mineral Rights, free and clear of any encumbrances.

(B)                                all of the Mineral Rights have been properly located and recorded in compliance with applicable Law;

(C)                                the Properties and the Mineral Rights are in good standing under applicable Law and, to the knowledge of the Company, all material work required to be performed and filed in respect thereof has been performed and filed, all material Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all material filings in respect thereof have been made;

(D)                               there is no material adverse claim against or challenge to the title to or ownership of the Properties or any of the Mineral Rights;

(E)                                 the Company or a Company Material Subsidiary has the exclusive right to deal with the Properties and all of the Mineral Rights;

(F)                                 no Person other than the Company and the Company Material Subsidiaries has any interest in the Properties or any of the Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest;

(G)                                there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would materially affect the Company’s or a Subsidiary’s interest in the Properties or any of the Mineral Rights;

(H)                               there are no material restrictions on the power, capacity and authority of the Company and its Subsidiaries to use, transfer or exploit the Properties or any of the Mineral Rights, except pursuant to the applicable Law or the terms of the Mineral Rights;

(I)                                    neither the Company nor any of its Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of the Company or a Subsidiary in any of the Properties or any of the Mineral Rights;

(J)                                   the Company and its Subsidiaries have all surface rights and Mineral Rights that are required for the current state of exploration or development, including fee simple estates, leases, easements, rights of way and permits or licences from landowners or Governmental Entities permitting the use of land by the Company and its Subsidiaries;

(K)                               all mines located in or on the lands of the Company or any of its Subsidiaries, or lands pooled or unitized therewith, which have been abandoned by the Company or any of its Subsidiaries, have been abandoned in accordance with good mining practices and in compliance with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to the Company as of the date hereof have been accurately set forth in Company Public Documents to the extent required by applicable Law without omission of information necessary to make the disclosure not misleading; and

(L)                                 for all Properties wherein current activity requires a Permit to conduct operations, the Company has obtained the necessary Permit and any required renewals or extensions, and all such necessary Permits are in good standing.

(o)                                Mineral Reserves and Resources. The proven and probable mineral reserves and mineral resources for various Properties and the Mineral Rights in which the Company or its Subsidiaries hold an interest, as set forth in the Company Public Documents, were prepared in all material respects in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in all material respects in accordance with all applicable Laws, including the requirements of NI 43-101.  Other than due to mining activities on the Properties in the ordinary course of business, there has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of the Company, its Subsidiaries and its material joint ventures, taken as a whole, from the amounts set forth in the Company Public Documents.

(p)                                Operational Matters.  Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect:

(i)                                   all material rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, contract commitments, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Company, its Subsidiaries and its material joint ventures, have been: (A) duly paid; (B) duly performed; or (C) provided for prior for the date hereof; and

(ii)                                all material costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which the Company or any of its Subsidiaries or material joint ventures is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(q)                                Employment Matters.

(i)                                   Other than as disclosed in Schedule 3.1(q)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any written or oral agreement or understanding providing for employment, severance or termination payments or entitlements to any Company Employee in connection with the termination of their position or their employment, including as a direct result of a change in control of the Company.

(ii)                                Other than as disclosed in Schedule 3.1(q)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) is a party to any collective bargaining agreement, or (ii) is subject to any application for certification or, to the knowledge of the Company, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement.

(iii)                             Neither the Company nor any of its Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of the Company, threatened, or any litigation actual, or to the knowledge of the Company, threatened, relating to employment or termination of current or former Company Employees, except for such claims or litigation which would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting the Company, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(iv)                            The Company and the Company Material Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy and there are no current, pending, or to the knowledge of the Company, threatened proceedings before any board or tribunal with respect to any of the areas listed herein, except where the failure to so operate would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(r)                                   Absence of Certain Changes or Events.

Since March 31, 2010 and through the date hereof:

(i)                                   the Company and the Company Material Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice;

(ii)                                no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) that would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect has been incurred;

(iii)                             there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Company Material Adverse Effect;

(iv)                            there has not been any change in the accounting practices used by the Company and its Subsidiaries;

(v)                               except as disclosed in Schedule 3.1(r) of the Company Disclosure Letter and except for ordinary course adjustments to non-executive Company Employees, there has not been any increase in the salary, base pay, incentive compensation, or other remuneration payable to any Company Employees of any of the Company or its Subsidiaries;

(vi)                            there has not been any redemption, repurchase or other acquisition of Company Shares by the Company, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Company Shares;

(vii)                         there has not been any entering into, or an amendment of, any Material Contract other than in the ordinary course of business consistent with past practice; and

(viii)                      except as disclosed in Schedule 3.1(r) of the Company Disclosure Letter, there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in the Company’s audited financial statements, other than the settlement of claims or liabilities incurred in the ordinary course of business consistent with past practice.

(s)                                 Litigation.  Other than disclosed in Schedule 3.1(s) of the Company Disclosure Letter, as of the date hereof, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of the Company Material Subsidiaries, the business of the Company or any of the Company Material Subsidiaries or affecting any of their properties or assets, before or by any Governmental Entity which has had or would reasonably be expected to have, a Company Material Adverse Effect, nor to knowledge of the Company are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation. Neither the Company nor any of the Company Material Subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Company Material Adverse Effect.

(t)                                   Taxes.

(i)                                   Except as disclosed in Schedule 3.1(t)(i) of the Company Disclosure Letter, each of the Company and the Company Material Subsidiaries has duly and in a timely manner made or prepared all material Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, in each case other than those which have been administratively waived in writing and disclosed to Walter; such Tax Returns were complete and correct in all material respects; and the Company and each of the Company Material Subsidiaries has paid all material Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and the Company has provided adequate accruals in accordance with GAAP in the most recently published financial statements of the Company for any Taxes of the Company and each of the Company Material Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(ii)                                Except as disclosed in Schedule 3.1(t)(ii) of the Company Disclosure Letter, each of the Company and the Company Material Subsidiaries has duly and timely withheld, or caused to be withheld, all material Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted, or caused to be remitted, to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it.

(iii)                             Each of the Company and the Company Material Subsidiaries has duly and timely collected all material amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it.

(iv)                            None of the Company or any of the Company Material Subsidiaries has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that could, in and of itself, require a material amount to be included in the income of the Company or any Company Material Subsidiary for any period ending after the Effective Date.

(v)                               Except as disclosed in Schedule 3.1(t)(v) of the Company Disclosure Letter, there are no proceedings, investigations, audits or claims now pending or threatened against the Company or any of the Company Material Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.

(vi)                            None of the Company or any of the Company Material Subsidiaries has acquired property from a non-arm’s length Person, within the meaning of the Tax Act: (i) for consideration the value of which is less than the fair market value of the property; or (ii) to Company’s knowledge, as a contribution of capital for which no shares were issued by the acquirer of the property and the recipient’s cost in such property is less than its fair market value at the time of such contribution.

(vii)                         The Company has provided to Walter (or will provide during the 30-day period following the date of this Agreement) the past 4 years of material Tax Returns of the Company and each Company Material Subsidiary in existence as of the date of this Agreement, all material Tax Returns filed after the date of this Agreement that pertain to the March 31, 2010 year end, and any other material Tax Return that is considered materially relevant and requested by Walter. Neither the Company nor any Company Material Subsidiary has entered into, or is affected by, any closing agreements under Section 7121 of the Code or any similar provision of state, local or non-U.S. law or has received any private letter ruling of the Internal Revenue Service or comparable ruling of any other Governmental Entity, in each case to the extent relating to periods or events in respect of which any Governmental Entity may by Law assess or otherwise impose any such tax on the Company or any of the Company Material Subsidiaries (such agreements and rulings, collectively, “Tax Rulings”), except to the extent the existence or application of such Tax Rulings would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.  Additionally, to the knowledge of the Company, neither the Company nor any Company Material Subsidiary has entered into, or is affected by, any Tax Rulings.

(viii)                      For the purposes of the Tax Act and any other relevant Tax purposes:

(A)                            the Company is resident in Canada and is not resident in any other country; and

(B)                              each of the Company Material Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country.

(ix)                              There are no material encumbrances for Taxes upon any properties or assets of the Company or any of the Company Material Subsidiaries (other than encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the Company’s audited financial statements).

(x)                                 Except as would not have, or would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any Company Material Subsidiary is a party to any tax sharing agreement. To the knowledge of the Company, neither the Company nor any Company Material Subsidiary is a party to any tax sharing agreement.

(u)                                 Books and Records. The corporate records and minute books of the Company and the Company Material Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and the minute books of the Company and the Company Material Subsidiaries are complete and accurate in all material respects. The corporate minute books for the Company and the Company Material Subsidiaries contain minutes of all meetings and resolutions of the directors and securityholders held. The financial books and records and accounts of the Company and the Company Material Subsidiaries in all material respects have been maintained in accordance with good business practices and in accordance with GAAP and with the accounting principles generally accepted in the country of domicile of each such entity on a basis consistent with prior years.

(v)                                 Insurance.

(i)                                   The Company has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and neither the Company nor any of the Company Material Subsidiaries has failed to make a claim thereunder on a timely basis.

(ii)                                Each of such policies and other forms of insurance is in full force and effect on the date hereof and the Company will use reasonable commercial efforts to keep them in full force and effect or renew them as appropriate through the Effective Date. No written (or to the knowledge of the Company other) notice of cancellation or termination has been received by the Company or any Company Material Subsidiaries with respect to any such policy.

(iii)                             To the knowledge of the Company none of claims, actions and proceedings set forth in the Public Disclosure Documents and in Schedule

3.1(s) of the Company Disclosure Letter would be denied coverage under the Company’s insurance policies.

(w)                               Non-Arm’s Length Transactions. Except for employment or employment compensation agreements entered into in the ordinary course of business or as disclosed in Schedule 3.1(w) of the Company Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by the Company or any of the Company Material Subsidiaries) between the Company or any of the Company Material Subsidiaries on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) any holder of record or, to the knowledge of the Company, beneficial owner of five percent or more of the voting securities of the Company, or (iii) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(x)                                 Benefit Plans.

(i)                                   Schedule 3.1(x)(i) of the Company Disclosure Letter contains a true and complete list of all material Company Benefit Plans and Union Plans. Current and complete copies of all written Company Benefit Plans as amended to date or, where oral, written summaries of the terms thereof, and all booklets and communications concerning the Company Benefit Plans which have been provided to persons entitled to benefits under the Company Benefit Plans have been delivered or made available to Walter together with copies of all material documents relating to the Company Benefit Plans.

(ii)                                The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former Company Employees or beneficiaries or dependants thereof, and there has been no communication to Company Employees by the Company or any of its Subsidiaries which could reasonably be interpreted to promise or guarantee such Company Employees retiree health or life insurance or other retiree benefits.

(iii)                             No Company Benefit Plan or Union Plan is:

(A)                            a “registered pension plan” as such term is defined in the Tax Act; or

(B)                              an “employee pension benefit plan” as defined under Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA. No Company Benefit Plan or Union Plan is a “multi employer pension plan,” as defined under Section 4001(a)(3) of ERISA or any other applicable Law and neither the Company, its Subsidiaries nor any members of its Controlled Group has at any time sponsored or contributed to or has had any liability or obligation in respect of any such plan.

(iv)                            Each Company Benefit Plan and Union Plan is, and has been, established, funded, and administered, in all material respects, in accordance with its terms, all Laws and all relevant collective bargaining agreements.  All employer and employee contributions and premiums required to be remitted, paid to or in respect of each Company Benefit Plan and Union Plan, as of the date hereof, have been paid or remitted in a timely fashion in accordance with its terms and all Laws and all obligations in respect of each Company Benefit Plan and Union Plan have been properly accrued and reflected in the audited consolidated financial statements for the Company as at and for the fiscal year ended on March 31, 2010.

(v)                               Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favourable determination letter from the Internal Revenue Service as to its qualification, and nothing has occurred, whether by action or failure to act that could reasonably be expected to cause the loss of such qualification.

(vi)                            No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their Controlled Group to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law in relation to a Company Benefit Plan or Union Plan.

(vii)                         There has been no amendment to, or announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase the expense in any material respect of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(viii)                      Except as disclosed in Schedule 3.1(x)(viii) of the Company Disclosure Letter, no Company Benefit Plan or Union Plan exists that, as a result of the execution of this Agreement, nor the consummation of the Arrangement (whether alone or in conjunction with any subsequent events) could result in (A) any Company Employees receiving termination or severance pay or any increase in termination or severance pay upon any termination of employment after the date hereof, (B) the acceleration of the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans or Union Plans, (C) limiting or restricting the right of the Company or, after the consummation of the Arrangement, Walter to merge, amend or terminate any of the Company Benefit Plans, or (D) payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code or other applicable Law.

(ix)                              There is no entity other than the Company or its Subsidiaries participating in any Company Benefit Plan.

(x)                                 The sole obligation of the Company and its Subsidiaries to any Union Plan (other than any administrative or disclosure responsibilities) is to make the required contributions to the relevant Union Plan in the amounts and in the manner set forth in Schedule 3.1(x)(x) of the Company Disclosure Letter.

(xi)                              All data necessary to administer each Company Benefit Plan is in the possession of the Company or its Subsidiaries or its agents and is in a form which is sufficient for the proper administration of the Company Benefit Plan in accordance with its terms and all Laws and such data is complete and correct.

(xii)                           None of the Company Benefit Plans or Union Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Company Benefit Plan or any insurance contact relating thereto.

(y)                                 Environmental. Except as disclosed in Schedule 3.1(y) of the Company Disclosure Letter or for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Company Material Adverse Effect:

(i)                                   all facilities and operations of the Company and the Company Material Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

(ii)                                the Company and the Company Material Subsidiaries are in possession of, and in compliance with, all Environmental Permits that are required to own, lease and operate the Properties and Mineral Rights and to conduct their respective business as they are now being conducted;

(iii)                             no environmental, investigation, remediation, reclamation or closure obligation, demand, notice, work order or other Environmental Liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of the Company and the Company Material Subsidiaries and, to the knowledge of the Company, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(iv)                            neither the Company nor any of the Company Material Subsidiaries is subject to or has received notice of any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(v)                               to the knowledge of the Company, there are no changes in the status, terms or conditions of any Environmental Permits held by the Company or any of the Company Material Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders and exemptions, or any review by, or approval of, any Governmental Entity of such environmental approvals, consents, waivers, permits, orders and exemptions that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of the Company or any of the Company Material Subsidiaries following the Effective Date; and

(vi)                            to the knowledge of the Company, the Company and the Company Material Subsidiaries are not subject to any past or present fact, condition or circumstance that would reasonably be expected to result in Environmental Liability under any Environmental Laws that would, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(z)                                   Restrictions on Business Activities. There is no agreement, judgement, injunction, order or decree binding upon the Company or any Company Material Subsidiary that has or would reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of the Company or any Company Material Subsidiary, any acquisition of property by the Company or any Company Material Subsidiary or the conduct of business by the Company or any Company Material Subsidiary as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgements, injunctions, orders or decrees which would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect.

(aa)                            Material Contracts. The Company and the Company Material Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts.  Neither the Company nor any of the Company Material Subsidiaries is in breach or default under any Material Contract to which it is a party or bound, nor does the Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Material Subsidiary knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  Prior to the date hereof, the Company has made available to Walter true and complete copies of all of the Material Contracts of the Company. All contracts that are material to the Company and its Subsidiaries, taken as a whole, are with the Company or a

Company Material Subsidiary.  All Material Contracts are legal, valid, binding and in full force and effect and are enforceable by the Company (or a Company Material Subsidiary, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto.

(bb)                          Relationships with Customers, Suppliers, Distributors and Sales Representatives. The Company has not received any written (or to the knowledge of the Company other) notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or any Subsidiary, and, to the knowledge of the Company, no such action has been threatened, which, in either case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(cc)                            Brokers. Except for the fees to be paid to RBC Dominion Securities Inc. and National Bank Financial Inc. pursuant to engagement letters with the Company, true and complete copies of which have been delivered to Walter, none of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(dd)                          Reporting Issuer Status. As of the date hereof, the Company is a reporting issuer not in default (or the equivalent) under the Securities Laws of each of the Provinces of Canada, other than Quebec.

(ee)                            Stock Exchange Compliance. The Company is in compliance in all material respects with the applicable listing rules and regulations of the TSX and the AIM.

(ff)                                No Expropriation. Except as disclosed in Schedule 3.1(ff) of the Company Disclosure Letter, no property or asset of the Company or the Company Material Subsidiaries (including any Properties or Mineral Rights) has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of the Company, is there any intent or proposal to give any such notice or to commence any such proceeding.

(gg)                          Corrupt Practices Legislation. To the knowledge of the Company, neither the Company, its Subsidiaries and affiliates, nor any of their respective officers, directors or employees acting on behalf of the Company or any of its Subsidiaries or affiliates has taken, committed to take or been alleged to have taken any action which would cause the Company or any of its Subsidiaries or affiliates to be in violation of the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect and to the knowledge of the Company no such action has been taken by any of its agents, representatives or other Persons acting on behalf of the Company or any of its Subsidiaries or affiliates.

(hh)                          No Other Representations and Warranties.   Except for the representations and warranties contained in this Agreement, Walter acknowledges that neither the Company nor any other Person on behalf of the Company has made or is making any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries or their respective businesses, or with respect to any other information provided to Walter or any of its representatives with respect to the transactions expressly contemplated by this Agreement or otherwise, unless and then only to the extent that any such information is expressly covered by a representation or warranty contained in this Agreement.

(ii)                                  Voting Agreements. As of the date hereof, the Locked-up Shareholders have, or within five business days hereof will have, entered into the Voting Agreements.

3.2                               Survival of Representations and Warranties

The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and, subject to Section 8.2(c), the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF WALTER

4.1                               Representations and Warranties

Except as disclosed in the Walter Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), or the Walter Public Documents (other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward-looking in nature) Walter hereby represents and warrants to the Company as follows, and acknowledges that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)                                  Board Approval. As of the date hereof, the Walter Board, after consultation with its financial and legal advisors, has determined unanimously that the Arrangement is in the best interests of Walter and has unanimously approved the Arrangement and the execution and performance of this Agreement.  The Walter Board has received an opinion from Morgan Stanley to the effect that Arrangement is fair to Walter from a financial point of view.

(b)                                 Organization and Qualification. Walter is duly incorporated and validly existing under the Laws of the State of Delaware and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. Walter is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have, or reasonably be expected to have, a Walter Material Adverse Effect. True and complete copies of the constating documents of Walter have been delivered or made available to the Company, and Walter has not taken any action to amend or supersede such documents.

(c)                                  Authority Relative to this Agreement.  Walter has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by Walter and the consummation by Walter of the transactions contemplated by this Agreement have been duly authorized by the board of directors of Walter and no other corporate or shareholder proceedings on the part of Walter are necessary to authorize this Agreement (and for greater certainty, the issuance of the Consideration Shares pursuant to the Arrangement does not require the approval of the Walter Shareholders pursuant to the policies of the NYSE). This Agreement has been duly executed and delivered by Walter and constitutes a valid and binding obligation of Walter, enforceable by the Company against Walter in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(d)                                 No Conflict; Required Filings and Consent. The execution and delivery by Walter of this Agreement, and the performance by it of its obligations hereunder and the completion of the Arrangement will not violate, conflict with or result in a breach of any provision of the constating documents of Walter or those of any of the Walter Material Subsidiaries, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Walter Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any agreement, including the Share Purchase Agreement, contract, indenture, deed of trust, mortgage, bond, instrument, Authorization, licence or permit to which Walter or any of the Walter Material Subsidiaries is a party or by which Walter or any of the Walter Material Subsidiaries is bound; or (ii) any Law to which Walter or any of the Walter Material Subsidiaries is subject or by which Walter or any of the Walter Material Subsidiaries is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, Authorization, deed of trust, mortgage, bond, instrument, licence or permit, or result in the imposition of any encumbrance, charge or lien upon any of Walter’s assets or the assets of any of the Walter Material Subsidiaries. Other than Competition Act Approval, Investment Canada Act Approval, HSR Approval and listing approval of the NYSE, no Authorization, consent or approval of, or filing with, any Governmental Entity or any court or other authority is necessary on the part of Walter for the consummation by Walter of its obligations in connection with the Arrangement under this Agreement.

(e)                                 Subsidiaries. Each Walter Material Subsidiary is duly organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, has full corporate power and authority to own its assets and conduct its business as now owned and conducted by it and is duly qualified to carry on business in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have or reasonably be expected to have a Walter Material Adverse Effect. Walter beneficially owns, directly or indirectly, all of the issued and outstanding securities of each of the Walter Material Subsidiaries. All of the outstanding shares in the capital of each of the Walter Material Subsidiaries that is a corporation are: (a) validly issued, fully-paid and non-assessable and all such shares are owned free and clear of all pledges, security interests, liens, claims or encumbrances of any kind or nature whatsoever; and (b) are free of any other restrictions including any restriction on the right to vote, sell or otherwise dispose of shares or other equity interests.

(f)                                    Compliance with Laws.

(i)                                   The operations of Walter and the Walter Material Subsidiaries have been and are now conducted in compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of Walter or of any of the Walter Material Subsidiaries of Walter and none of Walter or any of the Walter Material Subsidiaries has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which, would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Walter Material Adverse Effect.

(ii)                                None of Walter or any of its Subsidiaries is in conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents; or (b) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, have or would not reasonably be expected to have, a Walter Material Adverse Effect.

(g)                                 Walter Authorizations. Walter and the Walter Material Subsidiaries have obtained all Authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of Walter or its Subsidiaries or otherwise in connection with the material business or operations of Walter or its Subsidiaries and such Authorizations are in full force and effect.  Walter and the Walter Material Subsidiaries have fully complied with and are in compliance with all Authorizations, except, in each case, for such non-compliance which would not, individually or in the aggregate, have or would not reasonably be expected to have, a Walter Material Adverse Effect.  There is no action, investigation or proceeding pending or, to the knowledge of Walter, threatened regarding any of the material Authorizations.  None of Walter or any of the Walter Material Subsidiaries has received any notice, whether written or oral, of revocation or non-renewal of any such Authorizations, or of any intention of any Person to revoke or refuse to renew any of such Authorizations, except in each case, for revocations or non-renewals which would not, individually or in the aggregate, have or reasonably be expected to have a Walter Material Adverse Effect and, to the knowledge of Walter, all such Authorizations continue to be effective in order for Walter and the Walter Material Subsidiaries to continue to conduct their respective businesses as they are currently being conducted.  No Person other than Walter or a Walter Material Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Authorizations.

(h)                                 Capitalization and Listing.

(i)                                   The authorized share capital of Walter consists of 200,000,000 Walter Shares, of $0.01 par value per Walter Share, and 20,000,000 Walter Preferred Shares of $0.01 par value per Walter preferred Share. As at September 30, 2010 there were: (A) 52,883,209 Walter Shares validly issued and outstanding as fully-paid and non-assessable shares of Walter; (B) no Walter Preferred Shares validly issued and outstanding; and (C) outstanding options providing for the issuance of 710,559 Walter Shares upon the exercise thereof. Except for the securities referred to in this Section 4.1(h)(i), Schedule 4.1(h) of the Walter Disclosure Letter and for the rights issued pursuant to the Walter Rights Agreement and 201,920 restricted stock units, there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of Walter or any of its Subsidiaries to issue or sell any shares of Walter or of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of Walter or any of its Subsidiaries, and there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments of Walter or any of its Subsidiaries based upon the book value, income or any other attribute of Walter or any of its Subsidiaries, and no Person is entitled to any pre-emptive or other similar right granted by Walter or any of its Subsidiaries. Walter Shares are listed on the NYSE, and are not listed or quoted on any market other than the NYSE.

(ii)                                All Walter Shares that may be issued pursuant to the exercise of outstanding Walter options will, when issued in accordance with the terms of such securities, as the case may be, be duly authorized, validly issued, fully-paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights.

(iii)                             There are no outstanding contractual obligations of Walter or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Walter Shares or any shares of any of its Subsidiaries. No Subsidiary of Walter owns any Walter Shares.

(iv)                            No order ceasing or suspending trading in securities of Walter nor prohibiting the sale of such securities has been issued and is outstanding against Walter or, its directors, officers or promoters.

(v)           All Consideration Shares and Option Shares will, when issued in accordance with the terms of the Arrangement or on exercise of Replacement Options, as the case may be, be duly authorized, validly issued, fully-paid and non-assessable Walter Shares.

(i)            Shareholder and Similar Agreements. Walter is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of Walter or any of its Subsidiaries.

(j)            Reports. Walter has filed with all applicable Governmental Entities true and complete copies of Walter Public Documents that Walter is required to file therewith. Walter Public Documents at the time filed: (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (i) complied in all material respects with the requirements of applicable Securities Laws. Walter has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential.

(k)           Financial Statements.

(i)            The audited consolidated financial statements for Walter as at and for the fiscal year ended on December 31, 2009, including the notes thereto and the reports by Walter’s auditors thereon, have been and all financial statements of Walter which are publicly disseminated by Walter in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position of Walter as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto).  There are no outstanding loans made by Walter or any of its Subsidiaries to any executive officer or director of Walter.

(ii)           The management of Walter has established and maintained a system of disclosure controls and procedures as defined in Rule 13a-15(e) under the U.S. Exchange Act.  Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Walter in reports that Walter files or submits under the U.S. Exchange Act are (A) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and (B) accumulated and communicated to Walter’s management, including its principal executive and financial officer, as appropriate to allow timely decisions regarding required disclosures.  There has been no change in Walter’s internal control over financial reporting during the year ended December 31, 2009 that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

(iii)          Walter maintains internal control over financial reporting.  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Walter and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Walter and its Subsidiaries are being made only with Authorizations of management and directors of Walter and its Subsidiaries, as applicable; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition or disposition of the assets of Walter or its Subsidiaries that could have a material effect on its financial statements.  To the knowledge of Walter and other than as disclosed to the Company as of the date of this Agreement: (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of Walter that are reasonably likely to adversely affect the ability of Walter to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Walter.

(iv)          Since December 31, 2009, neither Walter nor any of its Subsidiaries nor, to Walter’s knowledge, any director, officer, employee, auditor, accountant or representative of Walter or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Walter or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Walter or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Board, or has not been disclosed to the Company.

(l)            Undisclosed Liabilities. Neither Walter nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (i) liabilities and obligations that are specifically presented on the audited balance sheet of Walter as of December 31, 2009 (the “Walter Balance Sheet”) or disclosed in the notes thereto; or (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2009, that are not and would not, individually or in the aggregate with all other liabilities and obligations of Walter and its Subsidiaries (other than those disclosed on the Walter Balance Sheet and/or the notes to the Walter financial statements), reasonably be expected to have a Walter Material Adverse Effect, or, as a consequence of the consummation of the Arrangement, have a Walter Material Adverse Effect.  Without limiting the foregoing, the Walter

Balance Sheet reflects reasonable reserves in accordance with U.S. GAAP for contingent liabilities relating to pending litigation and other contingent obligations of Walter and its Subsidiaries except as disclosed in Walter Disclosure Letter.

(m)          Mineral Reserves and Resources. The proven and probable mineral reserves and mineral resources for various Walter properties and the mineral rights in which Walter or its Subsidiaries holds an interest, as set forth in the Walter Public Documents, were prepared in all material respects in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in all material respects in accordance with all applicable Laws, including SEC Industry Guide 7.  Other than due to mining activities on the Walter properties in the ordinary course of business, there has been no material reduction in the aggregate amount of estimated mineral reserves, estimated mineral resources or mineralized material of Walter, its Subsidiaries and its material joint ventures, taken as a whole, from the amounts set forth in the Walter Public Documents.

(n)           Operational Matters. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Walter Material Adverse Effect:

(i)            all material rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, contract commitments, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of Walter, its Subsidiaries and its material joint ventures, have been: (A) duly paid; (B) duly performed in all material respects; or (C) provided for prior for the date hereof; and

(ii)           all material costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts and agreements to which Walter or any of its Subsidiaries or material joint ventures is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

(o)           Absence of Certain Changes or Events.

Since December 31, 2009 and through the date hereof:

(i)            Walter and the Walter Material Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice;

(ii)           no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) that would, individually or in the aggregate, have or reasonably be expected to have a Walter Material Adverse Effect has been incurred;

(iii)          there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Walter Material Adverse Effect; and

(iv)          there has not been any change in the accounting practices used by Walter and its Subsidiaries.

(p)           Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of Walter, threatened against Walter or any of the Walter Material Subsidiaries, the business of Walter or any of the Walter Material Subsidiaries or affecting any of their properties or assets, before or by any Governmental Entity, which has had or would reasonably be expected to have, a Walter Material Adverse Effect, nor to knowledge of Walter are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation. Neither Walter nor any of the Walter Material Subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Walter Material Adverse Effect.

(q)           Benefit Plans.

(i)            Except as disclosed in Schedule 4.1(q)(i) of the Walter Disclosure Letter, no Walter Benefit Plan is:

(A)          a “registered pension plan” as such term is defined in the Tax Act; or

(B)           an “employee pension benefit plan” as defined under Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

(ii)           Except as set out in Schedule 4.1(q)(ii) of the Walter Disclosure Letter, no Union Plan is a “multi employer pension plan,” as defined under Section 4001(a)(3) of ERISA or any other applicable Law and neither Walter nor any members of its Controlled Group has at any time sponsored or contributed to or has had any liability or obligation in respect of any such plan which remains unsatisfied.

(iii)          Except where the failure to comply would be reasonably be expected to result in a Walter Material Adverse Effect, each Walter Benefit Plan is, and has been, established, funded, and administered, in all material respects, in accordance with its terms, all Laws and all relevant collective bargaining agreements; all employer and employee contributions and premiums required to be remitted, paid to or in respect of each Walter Benefit Plan, as of the date hereof, have been paid or remitted in a timely fashion in accordance with its terms and all Laws; and all obligations in respect of each Walter Benefit Plan have been properly accrued and reflected in the audited consolidated financial statements for Walter as at and for the fiscal year ended December 31, 2009.

(iv)          To the knowledge of Walter, no event has occurred and no condition exists that would be reasonably likely to subject Walter or any of its Subsidiaries, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Law in relation to a Walter Benefit Plan which individually or in the aggregate would have a Walter Material Adverse Effect.

(v)           Except as disclosed in Schedule 4.1(q)(v) of the Walter Disclosure letter, there is no entity other than Walter or its Subsidiaries participating in any Walter Benefit Plan.

(vi)          To the knowledge of Walter, no event has occurred, or condition currently exists, that would be reasonably likely to result in the occurrence of any withdrawal (complete, partial or mass) from any Union Plan.

(vii)         To the knowledge of Walter, it has not received any written notice indicating that a Union Plan has experienced or could be expected to experience a mass withdrawal.

(viii)        To the knowledge of Walter, Walter has not received any written notice indicating that a Union Plan is or could be expected to become insolvent, within the meaning of ERISA section 4245, or is or could be expected to be placed in reorganization, within the meaning of ERISA section 4241.

(ix)           No assets of Walter are subject to any liens under ERISA or the Code with respect to any Union Plan and, to Walter’s knowledge, no event has occurred, or condition currently exists, which is reasonably likely to be subject any of the assets of Walter or any members of its Controlled Group to any future obligation or lien with respect to any Union Plan.

(x)            Walter has complied, in all material respects, with the terms of all applicable collective bargaining agreements, participation agreements or other contracts or agreements relating to the participation of Walter in each Union Plan.

(r)            Taxes. Except as disclosed in Schedule 4.1(r) of the Walter Disclosure Letter or for matters that, indirectly or in the aggregate, would not have or would not reasonably be expected to have a Walter Material Adverse Effect;

(i)                each of Walter and the Walter Material Subsidiaries has duly and in a timely manner made or prepared all material Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, in each case other than those which have been administratively waived in writing and disclosed to the Company; such Tax Returns were complete and correct in all material respects; and Walter and each of the Walter Material Subsidiaries has paid all material Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and Walter has provided adequate accruals in accordance with U.S. GAAP in the most recently published financial statements of Walter for any Taxes of Walter and each of the Walter Material Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business; and

(ii)               each of Walter and the Walter Material Subsidiaries has duly and timely withheld, or caused to be withheld, all material Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted, or caused to be remitted, to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it.

(s)           Environmental. Except as disclosed in Schedule 4.1(s) of the Walter Disclosure Letter or for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Walter Material Adverse Effect:

(i)            all facilities and operations of Walter and the Walter Material Subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

(ii)           Walter and the Walter Material Subsidiaries are in possession of, and in compliance with, all Environmental Permits that are required to own, lease and operate the Walter Properties and Walter Mineral Rights and to conduct their respective business as they are now being conducted;

(iii)          no environmental, investigation, remediation, reclamation or closure obligation, demand, notice, work order or other Environmental Liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Walter and the Walter Material Subsidiaries and, to the knowledge of Walter, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(iv)          neither Walter nor any of the Walter Material Subsidiaries is subject to or has received notice of any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(v)           to the knowledge of Walter, there are no changes in the status, terms or conditions of any Environmental Permits held by Walter or any of the

Walter Material Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders and exemptions, or any review by, or approval of, any Governmental Entity of such environmental approvals, consents, waivers, permits, orders and exemptions that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of Walter or any of the Walter Material Subsidiaries following the Effective Date;

(vi)          to the knowledge of Walter, Walter and the Walter Material Subsidiaries are not subject to any past or present fact, condition or circumstance that would reasonably be expected to result in Environmental Liability under any Environmental Laws that would individually or in the aggregate, have or reasonably be expected to have a Walter Material Adverse Effect; and

(vii)         there are no proceedings, claims or audits pending or threatened in writing against Walter or any of the Walter Material Subsidiaries in respect of any material Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to material Taxes.

(t)            Restrictions on Business Activities. There is no agreement, judgement, injunction, order or decree binding upon Walter or any Walter Material Subsidiary that has or would reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Walter or any Walter Material Subsidiary, any acquisition of property by Walter or any Walter Material Subsidiary or the conduct of business by Walter or any Walter Material Subsidiary as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgements, injunctions, orders or decrees which would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Walter Material Adverse Effect.

(u)           Brokers. Except for the fees to be paid to Morgan Stanley pursuant to its engagement letter with Walter, a true and complete copy of which has been delivered to the Company, none of Walter, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

(v)           Stock Exchange Compliance. Walter is in compliance in all material respects with the applicable listing rules and regulations of the NYSE.

(w)          No Expropriation. No property or asset of Walter or the Walter Material Subsidiaries has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Walter, is there any intent or proposal to give any such notice or to commence any such proceeding.

(x)            Corrupt Practices Legislation. To the knowledge of Walter, neither Walter, its Subsidiaries and affiliates, nor any of their respective officers, directors or employees acting on behalf of Walter or any of its Subsidiaries or affiliates has taken, committed to take or been alleged to have taken any action which would cause Walter or any of its Subsidiaries or affiliates to be in violation of the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect and to the knowledge of Walter no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Walter or any of its Subsidiaries or affiliates.

(y)           Financing. Walter has delivered to the Company a true copy of an executed commitment letter addressed to Walter (the “Commitment Letter”) from Morgan Stanley Senior Funding, Inc., Credit Agricole Corporate and Investment Bank and The Bank of Nova Scotia pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend Walter the amounts set forth thereon for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses and the refinancing of certain outstanding indebtedness of Walter and the Company (the “Debt Financing”). The Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Walter and, to the knowledge of Walter, the other parties thereto. Subject to the accuracy of the representations and warranties of the Company set forth in Article 3, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Walter under the Commitment Letter. Subject to the accuracy of the representations and warranties of the Company set forth in Article 3, Walter has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Commitment Letter. Except as expressly provided in Commitment Letter, there are no conditions precedent to funding. Assuming the Debt Financing, is funded in accordance with the Commitment Letter, Walter will have at and after the Effective Time, funds sufficient to consummate the Arrangement upon the terms contemplated by this Agreement.

(z)            No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement, the Company acknowledges that neither Walter nor any other Person on behalf of Walter has made or is making any other express or implied representation or warranty with respect to Walter, any of its Subsidiaries or their respective businesses, or with respect to any other information provided to the Company or any of its representatives with respect to transactions expressly contemplated by this Agreement or otherwise, unless and then only to the extent that any such information is expressly covered by a representation or warranty contained in this Agreement.

4.2          Survival of Representations and Warranties

The representations and warranties of Walter contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and, subject to Section 8.2(c), the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS

5.1          Covenants of the Company Regarding the Conduct of Business

The Company covenants and agrees that prior to the earlier of the Effective Date or such time as this Agreement is terminated in accordance with its terms, except (i) with the prior written consent of Walter (not to be unreasonably withheld or delayed), (ii) as otherwise expressly contemplated or permitted by this Agreement, or (iii) as otherwise required by applicable Law or any Government Entities:

(a)           except as provided for in the Budget, the Company shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses in, not take any action except in, and maintain their respective facilities in, the ordinary course of business consistent with past practice and to use commercially reasonable efforts to preserve intact its and their present business organization and goodwill, to preserve intact the Company, its Properties and Mineral Rights, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships consistent with past practice with suppliers, distributors, employees, Governmental Entities and others having business relationships with them;

(b)           without limiting the generality of Subsection 5.1(a), the Company shall not, directly or indirectly, and shall cause each of its Subsidiaries not to:

(i)            issue, sell, grant, award, pledge, dispose of, encumber or agree to issue, sell, grant, award, pledge, dispose of or encumber any Company Shares, Company Options, Company Warrants or any calls, conversion privileges or rights of any kind to acquire any Company Shares or other securities or any shares of its Subsidiaries (including, for greater certainty, Company Options, Company DSUs, Company PSUs, Company RSUs or any other equity based awards), other than (A) the issuance of Company Options and Company DSUs, pursuant to agreements already entered into and in effect as of the date hereof which have been disclosed in the Company Disclosure Letter or in the ordinary course of business and consistent with past practice to newly hired Company Employees or (B) pursuant to the exercise of Company Options, Company Warrants or Company DSUs existing as of the date hereof;

(ii)           except as provided for in the Budget or as disclosed in the Company Public Documents and for sales of minerals in the ordinary course of business, sell, pledge, lease, dispose of, mortgage, licence, encumber or agree to sell, pledge, dispose of, mortgage, licence, encumber or otherwise transfer any assets of the Company or any of its Subsidiaries or any interest in any assets of the Company and its Subsidiaries having a value greater than $5,000,000 in the aggregate;

(iii)          amend or propose to amend the articles, by-laws or other constating documents or the terms of any securities of the Company or any of its Subsidiaries;

(iv)          split, combine or reclassify any outstanding Company Shares or the securities of any of its Subsidiaries;

(v)           redeem, purchase or offer to purchase any Company Shares or other securities of the Company or any shares or other securities of its Subsidiaries;

(vi)          declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Company Shares other than in the ordinary course of business and consistent with past practice except, in the case of any of the Company’s wholly-owned Subsidiaries, for dividends payable to the Company;

(vii)         reorganize, amalgamate or merge the Company or any of its Subsidiaries with any other Person;

(viii)        reduce the stated capital of the shares of the Company or of any of its Subsidiaries;

(ix)           except as provided for in the Budget and other than cash management investments made in accordance with the Company’s existing cash management policies and practices, acquire or agree to acquire (by merger, amalgamation, acquisition of shares or assets or otherwise) any Person, or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other Person that has a value greater than $5,000,000 in the aggregate;

(x)            except as provided for in the Budget, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, except for the borrowing of working capital in the ordinary course of business consistent with past practice, or guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other Person or make any loans or advances in excess of $5,000,000 in the aggregate;

(xi)           adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(xii)          pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, liabilities or obligations for an amount exceeding $5,000,000 in the aggregate other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Company’s financial statements or incurred in the ordinary course of business consistent with past practice;

(xiii)        waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the ordinary course of the business consistent with past practice, (i) any existing contractual rights in respect of any Mineral Rights or Properties, (ii) any material Authorization, lease, concession, contract or other document, or (iii) any other material legal rights or claims;

(xiv)        take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct its businesses as now conducted;

(xv)         take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Arrangement or the other transactions contemplated by this Agreement, other than in connection with a Pre-Acquisition Reorganization;

(xvi)        other than as required pursuant to agreements already entered into and in existence as of the date hereof which have been set out in Schedule 5.1(b)(xvi) of the Company Disclosure Letter, increase the compensation or benefits payable or to become payable to, enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, in each case, any director, officer, or current or former Company Employee (whether from the Company or any of its Subsidiaries) paid a base salary of at least $150,000 per annum;

(xvii)       loan or advance money or other property by the Company or its Subsidiaries to any current or former Company Employees other than in the ordinary course of business consistent with past practice; or

(xviii)     establish, adopt, enter into, amend in any material manner or terminate any Company Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof) or collective bargaining agreement;

(c)           the Company shall not, and shall cause each of its Subsidiaries not to, establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, incentive, compensation, stock option, restricted stock, pension, retirement, deferred compensation, savings, welfare, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers, current or former employees of the Company or its Subsidiaries;

(d)           the Company shall use all reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(e)           the Company shall use its commercially reasonable best efforts to maintain and preserve all of its rights under each of its Mineral Rights and Properties and under each of its Authorizations;

(f)            the Company shall:

(i)            provide Walter with prompt written notice of, to its knowledge, any change (or any condition, event, circumstance or development involving a prospective change) in the business, assets, operations, capitalization, condition (financial or otherwise), share or debt ownership, results of operations, cash flows, properties (including the Properties and Mineral Rights), articles, by-laws, licenses, permits (including Authorizations), rights, or privileges, whether contractual or otherwise, or liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), of the Company or any of its Subsidiaries which, when considered either individually or in the aggregate, has resulted in or would reasonably be expected to result in a Company Material Adverse Effect;

(ii)           not enter into or renew any agreement, contract, lease, licence or other binding obligation of the Company or its Subsidiaries (A) containing (1) any limitation or restriction on the ability of the Company or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Walter or its Subsidiaries, to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of Walter or its Subsidiaries, is or would be conducted, or (3) any limit or restriction on the ability of the Company or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Walter or its Subsidiaries, to solicit customers or employees, or (B) that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

(iii)          except as provided for in the Budget or in the ordinary course of business consistent with past practice, not enter into or renew any agreement,

contract, lease, licence or other binding obligation of the Company or its Subsidiaries that is not terminable within 30 days of the Effective Date without payment by Walter or its Subsidiaries that involves or would reasonably be expected to involve payments in excess of $5,000,000 in the aggregate over the term of the contract; and

(iv)          except as may be set forth in the Budget, not incur any capital expenditures or enter into any agreement obligating the Company or its Subsidiaries to provide for future capital expenditures involving payments in excess of $10,000,000 in the aggregate;

(g)           the Company and each of its Subsidiaries shall:

(i)            duly and timely file all material Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;

(ii)           timely withhold, collect, remit and pay all material Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable;

(iii)          not make or rescind any material express or deemed election relating to Taxes;

(iv)          except as set out in Schedule 5.1(g)(iv) of the Company Disclosure Letter not make a request for a Tax ruling or enter into any agreement with any taxing authorities or consent to any extension or waiver of any limitation period with respect to Taxes;

(v)           not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes in excess of 5,000,000; and

(vi)          not amend any Tax Return or change any of its methods of reporting income, deductions or accounting for income Tax purposes from those employed in the preparation of its income Tax Return for the tax year ended March 31, 2010, except as may be required by applicable Laws;

(h)           the Company shall not initiate any material discussions, negotiations or filings with any Governmental Entity regarding any matter with respect to the Arrangement or the transactions contemplated by this Agreement or regarding the status of the Property or the Mineral Rights without the prior consent of Walter, such consent not to be unreasonably withheld, and further agrees to provide Walter with notice as promptly as reasonably practicable of any material communication with respect to such matters (whether oral or written) from a Governmental Entity, including a copy of any written communication; and

(i)            the Company shall not authorize or propose, or enter into or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other Subsections of this Section 5.1.

5.2          Covenants of the Company Relating to the Arrangement

The Company shall and shall cause its Subsidiaries to use commercially reasonable efforts to perform all obligations required to be performed by the Company or any of its Subsidiaries under this Agreement, co-operate with Walter in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing or the obligations in Section 2.5 of this Agreement, the Company shall and, where applicable, shall cause its Subsidiaries to:

(a)           subject to Section 5.4(a), apply for and use commercially reasonable efforts to obtain, as applicable, and assist Walter in obtaining the Regulatory Approvals. Without limiting the generality of the foregoing, the Company shall promptly provide such information and assistance as may be reasonably requested by Walter to assist in preparing the submission or filings to the Commissioner in furtherance of obtaining Competition Act Approval, including submitting as reasonably practicable, as requested by Walter, the prescribed form of pre-merger notification under Part IX of the Competition Act and shall use its commercially reasonable efforts to satisfy, as promptly as reasonably practicable, any requests for information and documentation it receives (or which Walter receives and in respect of which it requests information from the Company) from any Governmental Entity in respect of any Regulatory Approval. The Company will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested by Walter in connection with Section 5.4, including providing Walter with copies in advance and a reasonable opportunity to comment on all notices, submissions, filings and information supplied to or filed with any Governmental Entity (except for notices and information which the Company, acting reasonably, considers highly confidential and competitively sensitive, which then shall be provided on an outside counsel only basis to external counsel for Walter), and all notices and correspondence received from any Governmental Entity. The Company shall not attend any meetings in which substantive matters or matters that relate to the timing of any Regulatory Approval are discussed, whether in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement, unless it provides Walter with a reasonable opportunity to attend such meetings;

(b)           use its commercially reasonable efforts to obtain as promptly as reasonably practicable following execution of this Agreement all third party consents, approvals and notices required under any of the Material Contracts;

(c)           use its commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against the Company challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(d)           subject to applicable Law, make available and cause to be made available to Walter, and the agents and advisors thereto, information reasonably requested by Walter for the purposes of preparing, considering and implementing integration and strategic plans for the combined businesses of Walter and the Company following completion of the Arrangement and confirming the representations and warranties of the Company set out in Section 3.1 of this Agreement, all in accordance with Section 7.2;

(e)           to the extent not provided to Walter on or prior to the date of this Agreement, provide to Walter during the 30-day period following the date of this Agreement the past 4 years of material filed Tax Returns for the Company and each Company Material Subsidiary in existence as of the date of this Agreement, all material Tax Returns filed after the date of this Agreement that pertain to the March 31, 2010 year end, and any other material Tax Return that is considered materially relevant; and

(f)            use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order.

5.3          Covenants of Walter Regarding the Conduct of Business

Walter covenants and agrees that prior to the earlier of the Effective Date or such time as this Agreement is terminated in accordance with its terms, except (i) with the prior written consent of the Company (not to be unreasonably withheld or delayed), (ii) as otherwise expressly contemplated or permitted by this Agreement, or (iii) is otherwise required by applicable Law or any Government Entities:

(a)           Walter shall, and shall cause each of its Subsidiaries to, conduct its and their respective businesses in, and maintain their respective facilities in, the ordinary course of business consistent with past practice and to use commercially reasonable efforts to preserve intact its and their present business organization and goodwill, to preserve intact Walter, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships consistent with past practice with suppliers, distributors, employees, Governmental Entities and others having business relationships with them;

(b)           without limiting the generality of Subsection 5.3(a), Walter shall not, directly or indirectly, and shall cause each of its Subsidiaries not to:

(i)            amend the articles, by-laws or other constating documents or the terms of any securities of Walter or any of its Subsidiaries in a manner adverse to the Company Shareholders;

(ii)           other than normal course or open market purchases or offers to purchase at market, redeem, purchase or offer to purchase any Walter Shares or other securities of Walter or any shares or securities of its Subsidiaries;

(iii)          split, combine or reclassify any outstanding Walter Shares;

(iv)          declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Walter Shares other than in the ordinary course of business and consistent with past practice except, in the case of any of Walter’s wholly-owned Subsidiaries, for dividends payable to Walter;

(v)           reorganize, amalgamate or merge Walter or any of its Subsidiaries with any other Person other than any direct or indirect wholly-owned Subsidiary of either Walter or any of its Subsidiaries;

(vi)          adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Walter or any of its Subsidiaries; or

(vii)         take any action that is intended to, or would reasonably be expected to, prevent, materially delay or materially impede the ability of Walter to consummate the Arrangement; provided, however, that Walter and the Walter Board shall be permitted to publicly accept or recommend that its shareholders accept and/or enter into a definitive agreement with respect to a Change of Control Proposal for Walter:

(A)          if the Change of Control Proposal is structured as a take-over bid, the date upon which any securities may be taken up by the offeror is after the Effective Date; and

(B)           if the Change of Control Proposal requires approval by the Walter Shareholders, the record date for any meeting of Walter Shareholders that is required to be held to consider the Change of Control Proposal shall be after the date on which the Consideration Shares have been distributed under the Plan of Arrangement.

(viii)        Walter shall not authorize or propose, or enter into any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other Subsections of this Section 5.3.

5.4          Covenants of Walter Relating to the Arrangement

Walter shall, and shall cause the Walter Subsidiaries to use commercially reasonable efforts to perform all obligations required to be performed by Walter or any Walter Subsidiary under this Agreement, co-operate with the Company in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as promptly as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing or the obligations in Section 2.5 of this Agreement, Walter shall and, where applicable shall cause each Walter Subsidiary to:

(a)           apply for and use commercially reasonable efforts to obtain and assist the Company in obtaining all required Regulatory Approvals. Without limiting the generality of the foregoing, Walter shall submit as promptly as reasonably practicable a request for the issuance of an ARC or, in the alternative, a No-Action Letter as well as the prescribed form of pre-merger notification under Part IX of the Competition Act, if Walter determines to file the prescribed form of pre-merger notification.  Walter also shall file with the Investment Review Division of Industry Canada as promptly as reasonably practicable, and in any event, by the close of business on December 24, 2010, an application for review under Part IV of the Investment Canada Act, and as promptly as reasonably practicable in the circumstances following such filing, will submit to the Director of Investments under the Investment Canada Act, draft written undertakings to Her Majesty in Right of Canada and shall, in a timely manner, submit executed undertakings with a view to obtaining Investment Canada Act Approval as promptly as reasonably practicable.  Walter shall keep the Company reasonably informed as to the status of the proceedings relating to obtaining the Investment Canada Act Approval.  Walter shall promptly advise the Company of any material written or verbal communications with the Investment Review Division of Investment Canada staff, or the Minister of Industry or his designee, relating to the Investment Canada Act Approval, but in any event within three business days of such communication being made or received by Walter, as the case may be.  Walter shall provide to the Company’s counsel on an external counsel only basis copies of information submitted to the Investment Review Division or the Minister of Industry. Walter shall file as promptly as reasonably practicable with the applicable Governmental Entity any notice, applications, submissions or other documents or information required in respect of any such filings. Walter shall use its commercially reasonable efforts to satisfy, as promptly as reasonably practicable, all requests for additional information and documentation received from any Governmental Entity in respect of any Regulatory Approval.  Walter will coordinate and cooperate in exchanging information and supplying assistance that is reasonably requested by the Company in connection with Section 5.2. Walter shall not attend any meetings in which substantive matters are discussed, whether in person or by telephone, with the Commissioner or any Governmental Entity in connection with the transactions contemplated by this Agreement unless it provides the Company with a reasonable opportunity to attend such meetings.  Walter shall be responsible for all fees associated with obtaining any Regulatory Approvals;

(b)           use its commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Walter challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(c)           provide such assistance as may reasonably be required by the Company for the purposes of completing the Company Meeting;

(d)           apply for and use commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the NYSE and TSX of the Consideration Shares, subject to satisfaction by Walter of customary listing conditions of the NYSE or TSX;

(e)           subject to applicable Law, make available and cause to be made available to the Company, and its agents and advisors, information reasonably requested by the Company for the purposes of confirming the representations and warranties of Walter set out in Section 4.1 of this Agreement, all in accordance with Section 7.2;

(f)            use commercially reasonable efforts to satisfy all conditions precedent in this Agreement;

(g)           vote all Company Shares held by it or over which it exercises control or direction on the record date for the Company Meeting (including, for greater certainty, the Initial Shares and the Remaining Shares) in favour of the Arrangement Resolution.

5.5          Pre-Acquisition Reorganization

(a)           Subject to the terms and conditions of this Agreement, the Company agrees that, upon request by Walter, the Company shall, and shall cause each of its Subsidiaries to, (i) effect such reorganizations of the Company’s or its Subsidiaries’ business, operations and assets or such other transactions as Walter may request, acting reasonably (each a “Pre-Acquisition Reorganization”) and (ii) co-operate with Walter and its advisors in order to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they might most effectively be undertaken.

(b)           Walter and the Company acknowledge and agree that the Pre-Acquisition Reorganizations shall not (i) materially impede, delay or prevent consummation of the Arrangement (including by giving rise to litigation by third parties); (ii) in the opinion of the Company, acting reasonably, prejudice the Company Shareholders or the holders of Company Options; (iii) require the Company to obtain any additional approval of the Company Shareholders; and (iv) be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached, it being acknowledged by Walter and the Company that these actions could require the consent of third parties under applicable contracts and/or Governmental Entities.

(c)           Walter shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least 10 days prior to the anticipated Effective Date. Upon receipt of such notice, Walter and the Company shall, at the expense of Walter, work cooperatively and use commercially reasonable efforts to prepare, prior to the Effective Time, all documentation necessary and do such other acts and things as are necessary to give effect to any Pre-Acquisition Reorganizations.

(d)           The Parties shall seek to have any such Pre-Closing Reorganization made effective as of the day ending immediately prior to the Effective Date, or such other time as Walter reasonably requests (but, in any event, after Walter and the Company shall have waived or confirmed that all conditions to completion of the Arrangement in its favour have been satisfied or will be satisfied at the Effective Date). If the Arrangement is not completed other than due to terminations described in Sections 8.2(a)(iii) or 8.2(a)(iv)(B), Walter will forthwith reimburse the Company for all reasonable fees and expenses (including any professional fees and expenses) incurred by the Company and its Subsidiaries in considering and effecting a Pre-Acquisition Reorganization and shall be responsible for and indemnify the Company and its Subsidiaries and their respective directors, officers, employees, agents and representatives from and against any losses, damages, expenses, claims, liabilities (including Tax liabilities), penalties or costs suffered or incurred by them as a result of or in connection with implementing, reversing or unwinding any Pre-Acquisition Reorganization that was effected prior to termination of the Agreement at Walter’s request. The obligation of Walter to reimburse the Company for all reasonable out-or-pocket fees and expenses and to indemnify the Company and its Subsidiaries for losses, damages, expenses, liabilities and costs as set out in this Section will be in addition to any other payment Walter may be obligated to make hereunder and, notwithstanding anything to the contrary herein, shall survive termination of this Agreement.

(e)           The completion of the Pre-Closing Reorganizations, if any, shall not be a condition of the completion of the Arrangement.

5.6          Stock Options

Pursuant to the Company Stock Option Plans, the Company shall facilitate the acceleration of the vesting of any unvested Company Options as may be necessary or desirable to allow all persons holding Company Options to exercise such Company Options for the purpose of participating in the Arrangement.  In addition, the Company shall be permitted to enable fully vested Company Options to be exercised by “cashless exercise” whereby the holder of any Company Options, in lieu of tendering such Company Option price for the underlying Company Shares, elects to receive an amount per Company Option equal to the difference between the option price of the Company Option and the price at which a securities dealer as designated by the Company is able to sell the underlying Company Shares in the capital markets, or pursuant to daylight loan transactions facilitated by the Company or otherwise in any other manner approved by the Company Board and as permitted by the Company Stock Option Plans. In accordance with the terms of the Plan of Arrangement, at the Effective Time, each Company Option which is outstanding and that has not been duly exercised prior to the Effective Time, shall be exchanged for a fully-vested option (each, a “Replacement Option”) to purchase from Walter a number of Walter Shares at an exercise price as set out in the Plan of Arrangement.  Prior to the Effective Time, the Company shall take all actions necessary or desirable to effectuate the provisions of this Section 5.6.

5.7          Financing

(a)           Walter shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the commitments under the Commitment Letter (the “Debt Financing Commitments”) (provided that Walter may replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Walter to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using its commercially reasonable efforts to (i) maintain in effect the Debt Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Walter obtaining the Debt Financing set forth in the Debt Financing Commitments that are within its control, (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitments or on other terms acceptable to Walter, in its sole discretion, that would not adversely impact the ability or likelihood of Walter to consummate the transactions contemplated hereby, (iv) enforce the obligations of the lenders under the Debt Financing Commitments, and (v) subject to the satisfaction or waiver of the conditions set forth herein, consummate the Debt Financing at or prior to the Effective Date.

(b)           The Company shall, and shall cause its Subsidiaries, and its officers, employees and advisors, including legal and accounting advisors, to provide to Walter all cooperation reasonably requested by Walter and that is customary in connection with a financing comparable to the Debt Financing, including: (i) furnishing Walter as promptly as reasonably practicable (and in any event at such times as shall allow satisfaction of the relevant conditions of the Commitment Letter) with available financial and other pertinent available information regarding the Company and its Subsidiaries and other cooperation and assistance as may be reasonably requested by Walter in writing, including, but not limited to, the relevant financial information described in the Commitment Letter (information required to be delivered pursuant to this clause (i) being referred to as, the “Required Information”); (ii) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the Debt Financing; (iii) using its commercially reasonably efforts to assist with the preparation of materials for rating agency presentations, bank information memoranda, and other documents required in connection with the Debt Financing (including requesting any consents of accountants for use of their reports in any materials relating to the Debt Financing and the delivery of any required customary representation letters); (iv) using its commercially reasonably efforts to facilitate the pledging of collateral in connection with the Debt Financing (subject to the occurrence of the Effective Time); (v) causing the taking of corporate actions (subject to the occurrence of the Effective Time) by the Company and its Subsidiaries reasonably necessary to permit the completion of the Debt Financing; and (vi) facilitating the execution and delivery (at the Effective Time) of definitive documents related to the Debt Financing on the terms contemplated by the Debt Financing Commitments, as the case may be; provided, however, that nothing in this Section 5.7 shall require any cooperation to the extent that it would materially and unreasonably interfere in any material respect with the business or operations of the Company and its Subsidiaries.  Walter shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred the Company and its Subsidiaries, in connection with the cooperation contemplated by this Section 5.7.  The Company and its Subsidiaries hereby consent to the reasonable use of the Company and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used in a manner that is not intended to harm or disparage the Company and its Subsidiaries or their marks and on such other customary terms and conditions as Company shall reasonably impose.  Notwithstanding anything to the contrary, the condition set forth in Section 6.2(a) of this Agreement, as it applies to the Company’s obligations under this Section 5.7(b), shall be deemed satisfied unless the Debt Financing (or any alternative financing) has not been obtained as a result of the Company’s material breach of its obligations under this Section 5.7(b).

ARTICLE 6
CONDITIONS

6.1          Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived in whole or in part with the mutual consent of the Parties:

(a)           the Arrangement Resolution shall have been approved and adopted by the Company Shareholders at the Company Meeting in accordance with the Interim Order;

(b)           the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to the Company and Walter, acting reasonably, on appeal or otherwise;

(c)           no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(d)           the Consideration Shares shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and the prospectus requirements of the Securities Act;

(e)           either (a) the Consideration Shares have not been offered to the public in the United Kingdom in circumstances requiring a prospectus to be made available to the public in accordance with section 85(1) of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”); or (b) a prospectus prepared in accordance with the Prospectus Rules of the United Kingdom Financial Services Authority (the “FSA”) made under section 73A of the FSMA and approved by the FSA under section 87A of the FSMA has been filed with the FSA in accordance with Rule 3.2 of the Prospectus Rules prior to any such offer to the public;

(f)            Competition Act Approval shall have been obtained;

(g)           HSR Approval shall have been obtained; and

(h)           Investment Canada Act Approval shall have been obtained.

6.2          Additional Conditions Precedent to the Obligations of Walter

The obligation of Walter to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Walter and may be waived by Walter):

(a)                                  all covenants of the Company under this Agreement to be performed on or before the Effective Time which have not been waived by Walter shall have been duly performed by the Company in all material respects and Walter shall have received a certificate of the Company addressed to Walter and dated the Effective Date, signed on behalf of the Company by two senior executive officers of the Company (on the Company’s behalf and without personal liability), confirming the same as at the Effective Time;

(b)                                 the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Company Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that the representations and warranties of the Company set forth in Section 3.1(h) shall be true and correct in all material respects as of the Effective Time, and Walter shall have received a certificate of the Company addressed to Walter and dated the Effective Date, signed on behalf of the Company by two senior executive officers of the Company (on the Company’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)                                  there shall not be pending or threatened in writing any suit, action or proceeding by any Governmental Entity that is reasonably likely to result in a prohibition or restriction on the acquisition by Walter of any Company Shares or a restriction or prohibition of the consummation of the transactions contemplated by the Arrangement; and

(d)                                 between the date hereof and the Effective Time, there shall not have occurred a Company Material Adverse Effect or any event or occurrence that would reasonably be expected to have a Company Material Adverse Effect.

6.3                               Additional Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of the Company and may be waived by the Company in whole or in part at any time):

(a)                                  all covenants of Walter under this Agreement to be performed on or before the Effective Time which have not been waived by the Company shall have been duly performed by Walter in all material respects and the Company shall have received a certificate of Walter, addressed to the Company and dated the Effective Date , signed on behalf of Walter by two of its senior executive officers (on Walter’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)                                 the representations and warranties of Walter set forth in this Agreement shall be true and correct in all respects, without regard to any materiality or Walter Material Adverse Effect qualifications contained in them as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Walter Material Adverse Effect, provided that the representations and warranties of Walter set forth in Section 4.1(h) shall be true and correct in all material respects as of the Effective Time, and the Company shall have received a certificate signed on behalf of Walter by two senior executive officers of Walter (on Walter’s behalf and without personal liability) to this effect;

(c)                                  Walter shall have complied with its obligations under Section 2.9 and the Depositary shall have confirmed receipt of the Consideration and funds contemplated thereby;

(d)                                 between the date hereof and the Effective Time, there shall not have occurred a Walter Material Adverse Effect or any event or occurrence that would reasonably be expected to have a Walter Material Adverse Effect; and

(e)                                  Walter shall have delivered evidence to the Company, acting reasonably, of the approval of the listing and posting for trading on the NYSE and the TSX of the Consideration Shares, subject only in each case to the satisfaction of the customary listing conditions of the NYSE and the TSX, as the case may be.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1                               Company Non-Solicitation

(a)                                  The Company and its Subsidiaries shall not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise:

(i)                                     make, solicit, assist, initiate, knowingly encourage or otherwise facilitate any inquiries, proposals or offers from any other Person (including any of its officers or employees) relating to any Acquisition Proposal for the Company, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or knowingly encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing;

(ii)                                  engage in any discussions or negotiations with any other Person regarding, or provide any information to any other Person with respect to, any Acquisition Proposal for the Company, provided that, for greater certainty, the Company may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute, and/or could not reasonably be expected to result in, a Superior Proposal when the

Company Board has so determined (and such advice shall not constitute a breach of any provision of this Section 7.1);

(iii)                             withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Walter, the approval or recommendation of the Company Board or any committee thereof of this Agreement or the Arrangement;

(iv)                              approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal for the Company (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal, or any material amendment thereto, until 10 calendar days following the public announcement of such Acquisition Proposal shall not be considered a violation of this Subsection 7.1(a)(iii)); or

(v)                                 accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, understanding, arrangement or undertaking related to any Acquisition Proposal, provided, however, that notwithstanding anything contained in this Subsection 7.1(a) or in any other provision of this Agreement the Company and the Company Board shall be permitted to engage in discussions or negotiations with, or respond to enquiries from any Person that has made an unsolicited written Acquisition Proposal that the Company Board has determined constitutes or could reasonably be expected to result in a Superior Proposal, or provide information pursuant to Subsection 7.1(d) to any Person where the requirements of that Section are met.

(b)                                 The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Walter) with respect to any potential Acquisition Proposal and, in connection therewith, the Company will discontinue access to any of its confidential information and shall as promptly as reasonably practicable request the return or destruction of all confidential information provided in connection therewith to the extent such information has not already been returned or destroyed. The Company agrees not to release any third party from any confidentiality, non-solicitation or standstill agreement to which such third party is a party, or terminate, modify, amend or waive the terms thereof and the Company undertakes to enforce, or cause its Subsidiaries to enforce, all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its Subsidiaries have entered into prior to the date hereof or enter into after the date hereof.

(c)                                  The Company shall promptly (and in any event within one calendar day of receipt by the Company) provide notice to Walter, at first orally and then in writing, of its receipt of (i) any Acquisition Proposal for the Company, (ii) any amendment in writing to any such Acquisition Proposal, and any other material amendment to any such Acquisition Proposal, (iii) any request to engage in discussions or negotiations with the Company in connection with an Acquisition Proposal for the Company and/or (iv) any request for non-public information relating to the

Company or any of its Subsidiaries by any Person that informs the Company, any member of the Company Board or such Subsidiary that it is considering making, or has made, an Acquisition Proposal for the Company. Such notice shall indicate the identity of the Person making such proposal, inquiry or contact, all material terms thereof known to the Company, and shall include copies of any such proposal, inquiry, offer or request (if in writing).  Thereafter, the Company shall keep Walter promptly and fully informed of the status, including any change to the material terms, of any such Acquisition Proposal, offer, inquiry or request and will respond promptly to all reasonable inquiries by Walter with respect thereto.

(d)                                 If the Company Board receives a request for material non-public information from a Person who proposes to the Company an unsolicited bona fide written Acquisition Proposal for the Company and the Company Board determines that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then, and only in such case, the Company may provide such Person with access to information regarding the Company and its Subsidiaries, subject to the execution of a confidentiality and standstill agreement which, taken as a whole, is no less favourable to the Company than the Confidentiality Agreement; provided that before the Company provides such Person with access to any non-public information, the Company sends a copy of any such confidentiality and standstill agreement to Walter promptly and in any event not less than 24 hours upon its execution and thereafter Walter is provided with access to any information that was provided to such Person and not previously provided to Walter.

(e)                                  The Company agrees that it will not accept, approve or enter into any agreement (a “Proposed Agreement”), other than a confidentiality agreement as contemplated by Subsection 7.1(d), with any Person providing for or to facilitate any Acquisition Proposal for the Company unless:

(i)                                     the Company Board has determined that the Acquisition Proposal constitutes a Superior Proposal;

(ii)                                  the Company Meeting has not occurred;

(iii)                               the Company has complied, in all material respects, with all requirements of Subsections 7.1(a) through 7.1(d) inclusive;

(iv)                              the Company has provided Walter with a notice in writing that such Acquisition Proposal is a Superior Proposal and the Company Board proposes to accept, approve, recommend or execute a Proposed Agreement with respect to such Acquisition Proposal, together with a copy of any Proposed Agreement relating to such Superior Proposal, such documents to be so provided to Walter not less than five business days prior to the proposed acceptance, approval, recommendation or execution of the Proposed Agreement by the Company;

(v)                                 five business days shall have elapsed from the date Walter received the notice and documentation referred to in Subsection 7.1(e)(iv) from the

Company and, if Walter has proposed to amend the terms of the Arrangement in accordance with Subsection 7.1(f), the Company Board shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal continues to be a Superior Proposal compared to the proposed amendment to the terms of the Arrangement by Walter;

(vi)                              the Company concurrently terminates this Agreement pursuant to Section 8.2(a)(iv)(B); and

(vii)                           the Company has previously, or concurrently will have, paid to Walter the Company Termination Payment;

and the Company further agrees that it will not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Walter the approval or recommendation of the Arrangement, nor accept, approve or recommend any Acquisition Proposal unless the applicable requirements of this Section 7.1(e)(i) through 7.1(e)(v) have been satisfied.

(f)                                    The Company acknowledges and agrees that, during the five business day periods referred to in Subsections 7.1(e)(iv) and 7.1(e)(v) or such longer period as the Company may approve for such purpose, Walter shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement and the Arrangement and the Company shall co-operate with Walter with respect thereto, including negotiating in good faith with Walter to enable Walter to make such adjustments to the terms and conditions of this Agreement and the Arrangement as Walter deems appropriate and as would enable Walter to proceed with the Arrangement and any related transactions on such adjusted terms. The Company Board will review any proposal made by Walter in good faith to amend the terms of the Arrangement in order to determine, in good faith in the exercise of its fiduciary duties and consistent with Subsection 7.1(a), whether Walter’s proposal to amend the Arrangement would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Arrangement.  If the Company Board determines that an Acquisition Proposal is not a Superior Proposal as compared to the proposed amendment to the terms of the Arrangement, it will promptly enter into the proposed amendment to the Arrangement.

(g)                                 The Company Board shall promptly (and in any event within two calendar days) reaffirm its recommendation of the Arrangement by press release after: (x) any Acquisition Proposal which the Company Board determines not to be a Superior Proposal is publicly announced or made; or (y) the Company Board determines that a proposed amendment to the terms of the Arrangement would result in the Acquisition Proposal which has been publicly announced or made not being a Superior Proposal, and Walter has so amended the terms of the Arrangement. Walter and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by the Company, acting reasonably.

(h)                                 Nothing in this Agreement shall prevent the Company Board from responding through a directors’ circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal, or from withdrawing, modifying or changing its recommendation as a result of Walter having suffered a Walter Material Adverse Effect.  Further, nothing in this Agreement shall prevent the Company Board from making any disclosure to the securityholders of the Company if the Company Board, acting in good faith and upon the advice of its legal advisors, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Company Board or such disclosure is otherwise required under applicable Law; provided, however, that, notwithstanding the Company Board shall be permitted to make such disclosure, the Company Board shall not be permitted to make a Company Change in Recommendation, other than as permitted by Section 7.1(e) or the first sentence of this paragraph.  Walter and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such disclosure, recognizing that whether or not such comments are appropriate will be determined by the Company, acting reasonably.

(i)                                     The Company acknowledges and agrees that each successive modification to the terms and conditions of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 7.1.

(j)                                     The Company shall ensure that the officers, directors and employees of the Company and its Subsidiaries and any investment bankers or other advisors or representatives retained by the Company and/or its Subsidiaries in connection with the transactions contemplated by this Agreement are aware of the provisions of this Section, and the Company shall be responsible for any breach of this Section 7.1 by such officers, directors, employees, investment bankers, advisors or representatives.

(k)                                  If the Company provides Walter with the notice of an Acquisition Proposal contemplated in this Section 7.1 on a date that is less than seven calendar days prior to the Company Meeting, if requested by Walter, the Company shall adjourn the Company Meeting to a date that is not less than seven calendar days and not more than 10 calendar days after the date of such notice, provided, however, that the Company Meeting shall not be adjourned or postponed to a date later than the seventh business day prior to the Outside Date.

7.2                               Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Law and the terms of any existing Contracts, each of Walter and the Company shall, and shall cause their respective Representatives to afford to the other Party and to Representatives of the other Party such access as the other Party may reasonably require upon reasonable advance notice, for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and contracts, and shall furnish the other Party with all data and information as the other Party may reasonably request; provided, however, that neither Party shall be required to provide such access outside of normal business hours or where doing so would unreasonably disrupt the normal course of the other Party’s business.  Walter and the Company acknowledge and agree that information furnished pursuant to this Section 7.2 shall be subject to the terms and conditions of the Confidentiality Agreement.

7.3                               Notices of Certain Events

(a)                                  Each Party will give prompt notice to the other after becoming aware of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time of any event or state of facts which occurrence or failure would, or would reasonably be expected to:

(i)                                     cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate such that the condition in Section 6.2(b)) or Section 6.3(b), as applicable, would not be satisfied (provided that this clause (i) shall not apply in the case of any event or state of facts resulting from the actions or omissions of a Party which are required under this Agreement); or

(ii)                                  result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder such that the condition in Section 6.2(a) or Section 6.3(a), as applicable, would not be satisfied, provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to the Party receiving that notice.

(b)                                 No Party may elect not to complete the transactions contemplated hereby pursuant to the conditions set forth herein or any termination right arising therefrom under Section 8.2(a)(iii)(B) or Section 8.2(a)(iv)(A) and no payments are payable as a result of such termination pursuant to Section 8.3 unless, prior to the Effective Date, the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Arrangement Agreement until the earlier of (i) the Outside Date and (ii) the date that is five Business Days from such notice, if such matter has not been cured by such date.  If such notice has been delivered prior to the date of the Company Meeting, such meeting shall, unless the Parties agree otherwise, be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein).

7.4                               Insurance and Indemnification

(a)                                  Prior to the Effective Date, the Company shall purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate to the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date and Walter will, or will cause the Company and its Subsidiaries to, maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date; provided, that Walter shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided, further that the cost of such policy shall not exceed 200% of the Company’s current annual aggregate premium for policies currently maintained by the Company or its Subsidiaries.

(b)                                 Walter agrees that it shall honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of the Company and its Subsidiaries to the extent that they are disclosed in Schedule 7.4(b) of the Company Disclosure Letter, and acknowledges that such rights, to the extent that they are disclosed in Schedule 7.4(b) of the Company Disclosure Letter, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect for a period of not less than six (6) years from the Effective Date.

(c)                                  The provisions of this Section 7.4 are intended for the benefit of, and shall be enforceable by, each insured or indemnified Person, his or her heirs and his or her legal representatives and, for such purpose, the Company hereby confirms that it is acting as agent on their behalf. Furthermore, this Section 7.4 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six (6) years.

7.5                               Employment Agreements

At and after the Effective Time, Walter will cause the Company and each of its Subsidiaries and any of the their respective successors to comply with the terms of all existing employment agreements in accordance with their terms, provided that no provision of this Section 7.5 shall (a) give any Company Employees any right to continued employment or impair in any way the right of the Company or any of its Subsidiaries to terminate the employment of any employees, and (b) preclude the Company or any of its Subsidiaries from terminating or amending any such agreements in accordance with its terms.

7.6                               Walter Board

Walter shall ensure that on or as soon as reasonably practicable following the Effective Date, three individuals nominated by the Company Board prior to the Effective Date (whose identity shall be mutually acceptable to Walter and the Company) shall be appointed to the Walter Board.

ARTICLE 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.1                               Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2                               Termination

(a)                                  This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution by the Company Shareholders and/or by the Court, as applicable):

(i)                                     by mutual written agreement of the Company and Walter;

(ii)                                  by either the Company or Walter, if:

(A)                              the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this 8.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(B)                                other than the Regulatory Approvals, after the date hereof, there shall exist, be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins the Company or Walter from consummating the Arrangement and such applicable Law or enjoinment shall have become final and non-appealable; or

(C)                                Company Shareholder Approval shall not have been obtained at the Company Meeting in accordance with the Interim Order;

(iii)                               by Walter, if:

(A)                              prior to the Effective Time: (1) subject to Section 7.1(a)(iv), the Company Board fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to Walter or, following the public announcement of an Acquisition Proposal or any amendment to an Acquisition Proposal, fails to publicly reaffirm its recommendation of the Arrangement within five calendar days after having been requested in writing by Walter to do so, acting reasonably (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal, or a material amendment thereto, until 10 calendar days following the public announcement of such Acquisition Proposal shall not itself be considered an adverse modification) (a “Company Change in Recommendation”); (2) the Company Board or a committee thereof shall have approved or recommended any Acquisition Proposal; or (3) the Company shall have breached Section 7.1 in any material respect; or

(B)                                a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date as reasonably determined by Walter and provided that Walter is not then in breach of this Agreement so as to cause any condition in Section 6.2(a) or Section 6.2(b) not to be satisfied;

(iv)                              by the Company, if

(A)                              a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Walter set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.3(a) or 6.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date as reasonably determined by the Company and provided that the Company is not then in breach of this Agreement so as to cause any condition in Section 6.3(a) or Section 6.3(b) not to be satisfied;

(B)                                the Company wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 7.1(d)), subject to compliance with Section 7.1 in all material respects and provided that no termination under this Section 8.2(a)(iv)(B) shall be effective unless and until the Company shall have paid to Walter the amount required to be paid pursuant to Section 8.3; or

(C)                                Walter does not provide, or cause to be provided, the Depositary with sufficient funds to complete the transactions contemplated by this Agreement as required pursuant to Section 2.9.

(b)                                 The Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Section 8.2(a)(i)) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)                                  If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that the provisions of this Section 8.2(c) and Sections 5.5(d), 5.7(b), 8.3, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7 and 9.8 and all related definitions set forth in Section 1.1 and the provisions of the

Confidentiality Agreement shall survive any termination hereof pursuant to Section 8.2(a); provided, however, that no such termination shall relieve (i) any Party from any liability as a result of any wilful and intentional breach by such Party of any of its obligations under this Agreement, or (ii) Walter for any liability as a result of the failure of Walter to complete the transactions contemplated by this Agreement if the conditions to its obligations to close set forth in sections 6.1 and 6.2 have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but provided that such conditions are then capable of being satisfied).

8.3                               Expenses and Termination Payments

(a)                                  Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

(b)                                 For the purposes of this Agreement:

(i)                                     “Payment” means a (A) Walter Expense Payment, (B) Company Expense Payment, or (C) Company Termination Payment;

(ii)                                  “Walter Expense Payment” means all reasonable and documented fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement;

(iii)                               “Company Expense Payment” means $35 million; and

(iv)                              “Company Termination Payment” means an amount equal to $99 million.

(c)                                  For the purposes of this Agreement, “Company Termination Payment Event” means the termination of this Agreement:

(i)                                     by Walter pursuant to Section 8.2(a)(iii)(A) (but not including a termination by Walter pursuant to Section 8.2(a)(iii)(A)(1) in circumstances where the Company Change in Recommendation resulted from the occurrence of a Walter Material Adverse Effect) prior to the Company Meeting;

(ii)                                  by the Company pursuant to Section 8.2(a)(iv)(B); or

(iii)                               by either Party pursuant to Section 8.2(a)(ii)(A) or Section 8.2(a)(ii)(C), but only if, in these termination events, (x) prior to such termination, an Acquisition Proposal shall have been made or proposed to the Company or publicly announced by any Person other than Walter or a Person shall have publicly announced an intention to do so (which has not been withdrawn) and (y) within 12 months following the date of such termination, the Company or one or more of its Subsidiaries (A) enters into a definitive agreement in respect of one or more Acquisition

Proposals (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (x) above) or (B) there shall have been consummated one or more Acquisition Proposals (whether or not such Acquisition Proposals is the same Acquisition Proposal referred to in clause (x) above) for the Company; provided, however, that, the Company shall be entitled to deduct from the Company Termination Payment an amount equal to the Company Expense Payment if any such fees were paid to Walter (for purposes of this Section 8.3(c)(iii), the term “Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1, except that a reference to “10%” therein shall be deemed to be a reference to “50%”).

If a Company Termination Payment Event occurs, the Company shall pay the Company Termination Payment to Walter, or as Walter may direct, as liquidated damages in consideration for the loss of Walter’s rights under this Agreement, by wire transfer of immediately available funds, as follows:

(A)                              if the Company Termination Payment is payable pursuant to Section 8.3(c)(iii), the Company Termination Payment shall be payable concurrently upon the earlier of the entering into of the applicable agreement referred to therein or upon the consummation of the Acquisition Proposal referred to therein, and any Company Expense Payment paid shall be credited towards payment of the Company Termination Payment;

(B)                                if the Company Termination Payment is payable pursuant to Section 8.3(c)(i), the Company Termination Payment shall be payable within two business days following such termination; or

(C)                                if the Company Termination Payment is payable pursuant to Section 8.3(c)(ii), the Company Termination Payment shall be payable prior to or simultaneously with such termination.

(d)                                 For the purposes of this Agreement, “Company Expense Payment Event” means the termination of this Agreement:

(i)                                     by Walter or the Company pursuant to Section 8.2(a)(ii)(C); or

(ii)                                  by Walter pursuant to Section 8.2(a)(iii)(B).

If a Company Expense Payment Event occurs, the Company shall pay the Company Expense Payment to Walter by wire transfer of immediately available funds within two business days following such termination.

(e)                                  If this Agreement is terminated by the Company pursuant to Section 8.2(a)(iv)(A), Walter shall pay the Walter Expense Payment to the Company by wire transfer of immediately available funds within two business days following such termination.

(f)                                    If this Agreement is terminated by the Company pursuant to Section 8.2(a)(iv)(C), Walter shall pay $35 million to the Company by wire transfer of immediately available funds within two business days following such termination.

(g)                                 Each of the Parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated in this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 8.3 (other than a payment set out in Section 8.3(f)) are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each of the Company and Walter irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where the Company or Walter is entitled to a Payment (other than a payment set out in Section 8.3(f)) and such Payment is paid in full, the Company or Walter, as the case may be, shall be precluded from any other remedy against the other Party at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby, provided, however, that payment by a Party of a Payment shall not be in lieu of any damages or any other payment or remedy available in the event of any wilful and intentional breach by such Party of any of its obligations under this Agreement, and provided further that payment of the amount set out in Section 8.3(f) shall not relieve Walter for any liability as a result of the failure of Walter to complete the transactions contemplated by this Agreement if the conditions to its obligations to close set forth in Sections 6.1 and 6.2 have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but provided that such conditions are then capable of being satisfied).

8.4                               Amendment

Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or Authorization on the part of the Company Shareholders, and any such amendment may without limitation:

(a)                                  change the time for performance of any of the obligations or acts of the Parties;

(b)                                 waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)                                  waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)                                 waive compliance with or modify any mutual conditions precedent herein contained.

8.5                               Waiver

Any Party may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived.

ARTICLE 9
GENERAL PROVISIONS

9.1                               Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the “Transaction Personal Information”). Walter shall not disclose Transaction Personal Information to any Person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. If Walter completes the transactions contemplated by this Agreement, Walter shall not, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information:

(a)                                  for purposes other than those for which such Transaction Personal Information was collected by the Company prior to the Effective Date; and

(b)                                 which does not relate directly to the carrying on of the business of the Company or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

Walter shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. Walter shall cause its advisors to observe the terms of this Section 9.1 and to protect and safeguard Transaction Personal Information in their possession. If this Agreement shall be terminated, Walter shall promptly deliver to the Company all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof, except, unless prohibited by applicable Law, for electronic backup copies made automatically in accordance with the usual backup procedures of Walter.

9.2                               Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a business day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a business day then the notice shall be deemed to have been given and received on the next business day. Notice shall be sufficiently given if delivered (either in Person, by courier service or other personal method of delivery), or if transmitted by facsimile or email to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)                                  if to Walter:

Walter Energy, Inc.

4211 W. Boy Scout Blvd.

Tampa, Florida

Attention:	General Counsel
Facsimile:	(813) 871-4399
Email:	cbona@walterenergy.com

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP

Box 50, 1 First Canadian Place

Toronto, Ontario   M5X 1B8

Attention:	Emmanuel Pressman
Facsimile:	(416) 862-6666
Email:	epressman@osler.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954

Attention:	Peter Gordon
Facsimile:	(212) 455-2502
E-mail:	pgordon@stblaw.com

(b)                                 if to the Company:

Western Coal Corp.

1000 - 885 Dunsmuir Street

Vancouver, B.C.

Canada V6C 1N5

Attention:	Keenan Hohol

Facsimile:	(604) 629-0075
Email:	keenan.hohol@westerncoal.ca

with a copy (which shall not constitute notice) to:

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, Ontario

M5H 2S7

Attention:	Michael Partridge
Gesta Abols
Facsimile:	(461) 979-1234
Email:	mpartridge@goodmans.ca
gabols@goodmans.ca

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York

10019-6064

Attention:	Robert Schumer
Matthew Abbott
Facsimile:	(212) 492-0097
Email:	rschumer@paulweiss.com
mabbott@paulweiss.com

9.3                               Governing Law; Waiver of Jury Trial

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

The Parties acknowledge and agree (a) that any claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving Walter’s lenders or other financing sources (the “Commitment Parties”) arising out of or relating to the Debt Financing or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the State of Delaware, (b) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such claim, suit action or proceeding in any other court, (c) to waive any right to trial by jury in respect of any such claim, suit, action or proceeding, (d) that the Commitment Parties (and their respective affiliates) are beneficiaries of any liability cap or other limitation on remedies or damages in this Agreement and (e) that the Commitment Parties (and their respective affiliates) are express third party beneficiaries of any the provisions in this Agreement reflecting the foregoing agreements. To the extent required by Law to give full effect to the rights of the Commitment Parties (and their affiliates) hereunder, the Parties agree and acknowledge that Walter is acting as agent of the Commitment Parties (and their respective affiliates) and agrees to hold and enforce such rights on behalf of the Commitment Parties as they may direct.

9.4                               Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law. Subject to Section 8.3, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

9.5                               Time of Essence

Time shall be of the essence in this Agreement.

9.6                               Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto and the Company Disclosure Letter and the Walter Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Parties, except that Walter may assign all or any portion of its rights under this Agreement to any affiliate of Walter, but no such assignment shall relieve Walter of its obligations hereunder.

9.7                               No Liability

No director or officer of Walter shall have any personal liability whatsoever to the Company under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Walter. No director or officer of the Company shall have any personal liability whatsoever to Walter under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company.

9.8                               Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.9                               Counterparts, Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF Walter and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WALTER ENERGY, INC.

/s/ Michael T. Tokarz
Michael T. Tokarz
Chairman of the Board of Directors

WESTERN COAL CORP.

/s/ David R. Beatty
David R. Beatty
Chairman of the Board of Directors

SCHEDULE A
FORM OF PLAN OF ARRANGEMENT
UNDER DIVISION 5 OF PART 9
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION

1.1                               Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Affiliate” has the meaning ascribed thereto in NI 45-106.

“Arrangement” means the arrangement of the Company under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.4 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order.

“Arrangement Agreement” means the Arrangement Agreement dated as of December 2, 2010 between Walter and the Company, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement.

“Arrangement Resolution” means the special resolution of the Company Shareholders in respect of the Arrangement to be considered at the Company Meeting, to be substantially in the form and content of Schedule B to the Arrangement Agreement, with such changes as may be agreed to by Walter and the Company, each acting reasonably.

“Available Cash Amount” means (i) the product obtained by multiplying the number of Company Common Shares issued and outstanding immediately prior to the Effective Time (other than Company Common Shares described in Sections 2.2(b)(ii) and 2.2(b)(iii)) by $8.05, less (ii) the product obtained by multiplying the number of Company Common Shares held by Dissenting Shareholders by $11.50.

“Available Share Amount” means the product obtained by multiplying the number of Company Common Shares issued and outstanding immediately prior to the Effective Time (other than Company Common Shares described in Sections 2.2(b)(ii) and 2.2(b)(iii)) by 0.30.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Bidco” means •, a corporation existing under the laws of British Columbia, and being a wholly-owned subsidiary of Walter.

“Board of Directors” means the board of directors of Walter.

“Business Day” means any day on which commercial banks are open for business in Toronto, Ontario, Vancouver, British Columbia or New York, New York, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario, Vancouver, British Columbia or New York, New York under applicable laws.

“Canadian Dollar Equivalent” means in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date the product obtained by multiplying (i) the Foreign Currency Amount by (ii) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

“Cash Option” means $11.50.

“Company” means Western Coal Corp., a corporation existing under the laws of British Columbia.

“Company Board” means the board of directors of the Company as the same is constituted from time to time;

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all appendices thereto, to be sent to Company Securityholders in connection with the Company Meeting.

“Company Common Shares” means the outstanding common shares in the capital of Company.

“Company DSU” means a cash-settled deferred share unit issued under the Company DSU Plan.

“Company DSU Plan” means the deferred share unit plan adopted by the Company Board on August 3, 2010.

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Arrangement Agreement and the Interim Order to consider the Arrangement Resolution.

“Company Meeting Date” means the date of the Company Meeting.

“Company Options” means the options to purchase Company Common Shares issued pursuant to the Company Stock Option Plans.

“Company Securityholders” means Company Shareholders and holders of Company Options.

“Company Shareholders” means holders of Company Common Shares.

“Company Stock Option Plans” means, collectively, the amended and restated stock option plan of the Company, approved by the Company Board on August 3, 2010 and by the Company Shareholders on September 9, 2010, together with the Energybuild Limited Enterprise Management Incentive Scheme, the Coal International plc Stock Option Plan, and outstanding stock option agreements of Cambrian Mining Limited, Energybuild Group plc and Coal International plc, respectively.

“Consideration” means, in respect of each Company Common Share, the cash and/or fully paid and non-assessable Walter Common Shares receivable therefor under Section 2.2(b).

“Court” means the Supreme Court of British Columbia.

“Depositary” means • at its offices set out in the Letter of Transmittal and Election Form.

“Dissent Rights” has the meaning ascribed thereto in Section 3.1.

“Dissenting Shareholder” means a holder of Company Common Shares who validly dissents in respect of the Arrangement in strict compliance with the procedure for exercising Dissent Rights and does not withdraw such dissent prior to the Effective Time.

“Effective Date” means the date agreed to by Walter and the Company in writing as the effective date of the Arrangement, after all of the conditions precedent to the completion of the Arrangement  as set out in the Arrangement Agreement and the Final Order have been satisfied or waived in accordance with the terms hereof.

“Effective Time” means 12:01 a.m. (British Columbia time) on the Effective Date, or such other time as Walter and the Company shall agree to.

“Elected Cash Amount” means the product of (1) the Cash Option, and (2) the aggregate number of Company Common Shares in respect of which holders elect the Cash Option (following any deemed election provided for in Section 2.4(b) and prior to any deemed election provided for in Section 2.3).

“Elected Share Amount” means the aggregate number of Company Common Shares in respect of which holders elect the Walter Share Option (following any deemed election provided for in Section 2.4(b) and prior to any deemed election provided for in Section 2.3).

“Election Deadline” means 5:00 p.m. (British Columbia time) at the place of deposit on the date which is three Business Days prior to the Company Meeting Date.

“Exchange Ratio” means, subject to adjustment (if any) as provided herein, 0.114.

“Final Order” means the final order of the Court pursuant to section 291 of the BCBCA approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Governmental Entity” means any court, administrative agency, tribunal, bureau, board, commission, public authority, governmental or regulatory authority, agency, ministry, crown corporation or other law, rule- or regulation-making entity, domestic or foreign, or any quasi-governmental body, self-regulatory organization or stock exchange, including without limitation the TSX or the NYSE.

“holders” means, (a) when used with reference to any shares, the holders of such shares shown from time to time in the register maintained by or on behalf of the applicable corporation in respect thereof and (b) when used with reference to Company Options or Company DUSs means the holders thereof from time to time.

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement as contemplated by section 2.2 of the Arrangement Agreement.

“ITA” means the Income Tax Act (Canada) and the regulations thereunder, both as amended.

“Letter of Transmittal and Election Form” means the letter of transmittal and election form for use by Company Shareholders in the form accompanying the Company Circular.

“NI 45-106” means National Instrument 45-106 — Prospectus and Registration Exemptions of the Canadian Securities Administrators

“NYSE” means the New York Stock Exchange, Inc. or its successors.

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.

“Plan of Arrangement”, “hereof”, “hereunder” and similar expressions means this Plan of Arrangement, including the appendices hereto and includes any agreement or instrument supplementary or ancillary hereto.

“Replacement Option” has the meaning ascribed thereto in Section 2.2(c).

“TSX” means The Toronto Stock Exchange or its successors.

“Walter” means Walter Energy, Inc., a corporation existing under the laws of Delaware.

“Walter Common Shares” means the common shares in the authorized share capital of Walter with a $0.01 par value per Walter Common Share, together with all rights distributed to the Walter Shareholders and attached thereto or associated therewith pursuant to the Walter Rights Agreement.

“Walter Rights Agreement” means that certain rights agreement, dated as of April 24, 2009, between Walter and Mellon Investor Services LLC.

“Walter Shareholders” means the holders of Walter Common Shares.

“Walter Share Option” has the meaning ascribed thereto in Section 2.2(b)(v).

1.2                               Certain Rules of Interpretation

In this Plan of Arrangement:

(a)                                  Time  Time is of the essence in this Plan of Arrangement.

(b)                                 Calculation of Time  Unless otherwise specifiied, time periods within or following which any payment is to be made or act is to be done shall be calculated by exccluding the day on which the period commences and including the day on which the period ends.  Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

(c)                                  Business Days  Whenever any action to be taken or payment to be made pursuant to this Plan of Arrangement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

(d)                                 Currency  All references to amounts of money in this Plan of Arrangement refer to the lawful currency of Canada.

(e)                                  Headings  The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections.  The division of this Plan of Arrangement into Articles and Sections and the insertion of a table of contents a shall not affect the interpretation of this Plan of Arrangement.

(f)                                    Plurals and Genders  The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Plan of Arrangement to such persons or circumstances as the context otherwise permits.

(g)                                 Statutory References  Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated, or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

ARTICLE 2
ARRANGEMENT

2.1                               Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Company, Walter, and Bidco; and (ii) all holders and all beneficial owners of Company Common Shares (including Dissenting Shareholders), Company Options and

Company DSUs, in ease case without any further authorization, act or formality on the part of any person, except as expressly provided herein.

2.2                               Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order:

(a)                                  each Company DSU issued and outstanding immediately prior to the Effective Time, whether vested or unvested, will be transferred by the holder thereof to the Company and cancelled in exchange for a cash payment by the Company equal to $11.50;

(b)                                 each outstanding Company Common Share other than

(i)                                     Company Common Shares held by a Dissenting Shareholder who is ultimately entitled to be paid the fair value of its Company Common Shares; and

(ii)                                  Company Common Shares held by Walter or any Affiliate thereof; and

(iii)                               Company Common Shares held by any Affiliate of the Company,

shall be transferred without any further act or formality by the holder thereof to Bidco in exchange for (as elected or deemed to be elected by the holder in accordance with the holder’s Letter of Transmittal and Election Form and/or this Plan of Arrangement):

(iv)                              the Cash Option; or

(v)                                 a number of Walter Common Shares equal to the Exchange Ratio (the “Walter Share Option”),

subject to Sections 2.3 and 2.4, and the name of each such holder shall be removed from the register of holders of Company Common Shares and added (as applicable) to the register of holders of Walter Common Shares, and Bidco shall be recorded as the registered holder of the Company Common Shares so exchanged and shall be deemed to be the legal and beneficial owner thereof;

(c)                                  each outstanding Company Option that has not been duly exercised prior to the Effective Time shall be exchanged with Walter for a fully-vested and immediately exercisable option (a “Replacement Option”) to purchase from Walter or the Company, as Walter may determine, a number of Walter Common Shares equal to the product of the Exchange Ratio multiplied by the number of Company Common Shares subject to such Company Option. Such Replacement Option shall provide for an exercise price per Walter Common Share equal to the exercise price per Company Common Share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio.  If the foregoing calculation results in the total Replacement Options of a particular holder being exercisable for a fraction of a Walter Common Share, then the total number of Walter Common Shares subject to such holder’s total Replacement Options shall be rounded down to the next whole number of Walter Common Shares and the total exercise price for such Replacement Options shall be reduced by the exercise price of the fractional Walter Common Share. Except as otherwise provided in this Section 2.2(c), the term to expiry, conditions to and manner of exercising, and all other terms and conditions of a Replacement Option will be the same as the Company Option for which it is exchanged, and any document or agreement previously evidencing a Company Option shall thereafter evidence and be deemed to evidence such Replacement Option. Notwithstanding the foregoing, if required, the exercise price of each Replacement Option will be increased such that (i) the excess (if any) of the aggregate fair market value of the Walter Common Shares underlying such holder’s Replacement Option immediately following the exchange over (ii) the aggregate exercise price of such Replacement Option otherwise determined does not exceed (iii) the excess (if any) of the aggregate fair market value of the Company Common Shares underlying the holder’s corresponding Company Options immediately before the exchange over (iv) the aggregate exercise price of such Company Option, where all such amounts are computed in Canadian dollars (in the case of foreign currencies using the Canadian Dollar Equivalent); and

(d)                                 the DSU Plan shall be terminated.

2.3                               Adjustments to Cash and Share Elections

(a)                                  If the Elected Cash Amount exceeds the Available Cash Amount, then notwithstanding the election (or deemed election under Section 2.4(b)) of the Cash Option or Walter Share Option by a holder in respect of any particular Company Common Share:

(i)                                     the number of Company Common Shares in respect of which the holder will be deemed to have elected the Cash Option shall be that number of Company Common Shares deemed to be the result determined by multiplying (1) the total number of Company Common Shares in respect of which the holder elected (or was deemed by Section 2.4(b) to have elected) the Cash Option by (2) the number obtained by dividing the Available Cash Amount by the Elected Cash Amount, and rounding up such resulting number to the nearest whole number; and

(ii)                                  the balance of the Company Common Shares of the holder will be deemed to have been the subject of the Walter Share Option to which Section 2.2(b)(v) applies.

(b)                                 If the Elected Share Amount exceeds the Available Share Amount, then notwithstanding the election (or deemed election under Section 2.4(b)) of the Cash Option or Walter Share Option by a holder in respect of any particular Company Common Share:

(i)                                     the number of Company Common Shares in respect of which the holder will be deemed to have elected the Walter Share Option shall be deemed to be the result determined by multiplying (1) the total number of Company Common Shares in respect of which the holder elected (or was deemed by Section 2.4(b) to have elected) the Walter Share Option, by (2) the number obtained by dividing the Available Share Amount by the Elected Share Amount, and rounding up such resulting number to the nearest whole number; and

(ii)                                  the balance of the Company Common Shares of the holder will be deemed to have been the subject of the Cash Option to which Section 2.2(b)(iv) applies.

2.4                               Manner of Making Elections

(a)                                  Subject to Section 2.3 hereof, each holder shall have the opportunity to elect the Cash Option, the Walter Share Option or a combination thereof by depositing, or by causing its agent or other representative to deposit, with the Depositary prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such holder’s election together with the certificates representing such holder’s Company Common Shares.

(b)                                 Subject to Section 2.3 hereof, any holder who, in respect of Company Common Shares held by such holder, (i) does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline or (ii) otherwise fails to comply fully with the requirements of Section 2.4(a) hereof and the Letter of Transmittal and Election Form in respect of such holder’s election of the Cash Option or Walter Share Option, shall be deemed to have elected the Cash Option in respect of seventy percent (70%) of all the Company Common Shares held by such holder, and to have elected the Walter Share Option in respect of thirty percent (30%) of all the Company Common Shares held by such holder.

(c)                                  Any deposit of a Letter of Transmittal and Election Form and accompanying certificates may be made at any of the offices of the Depositary specified in the Letter of Transmittal and Election Form.

2.5                               Adjustments to Exchange Ratio

The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Walter Common Shares or Company Common Shares, other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to Walter Common Shares or Company Common Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.

ARTICLE 3
RIGHTS OF DISSENT

3.1                               Rights of Dissent

Subject to Section 3.2, holders of Company Common Shares, other than an Affiliate of the Company, may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in Division 2 of Part 8 of the BCBCA,  this Section 3.1 and the Interim Order as the same may be further modified by the Interim Order and/or Final Order (the “Dissent Rights”) in connection with the Arrangement; provided that, notwithstanding subsection 242(2) of the BCBCA, the written objection to the Arrangement Resolution contemplated by subsection 242(2) of the BCBCA must be received by Company not later than 5:00 p.m. (British Columbia time) on the Business Day preceding the Company Meeting. Dissenting Shareholders who:

(a)                                  Common Shares, shall be deemed to have transferred such Company Common Shares as of the Effective Time to Bidco, without any further act or formality, and free and clear of all liens, claims and encumbrances, or

(b)                                 are ultimately determined not to be entitled, for any reason, to be paid fair value for their Company Common Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Company Common Shares, and shall receive the Consideration in exchange for their Company Common Shares on the basis determined in accordance with Sections 2.2(b) and 2.4(b) above (subject to Section 2.3);

but in no case shall Walter, Bidco, the Depositary or any other Person be required to recognize such Dissenting Shareholders as holders of Company Common Shares after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the registers of holders of Company Common Shares at the Effective Time.

3.2                               Recognition of Dissenting Shareholders

(a)                                  In no circumstances shall Walter, Bidco, the Company or any other Person be required to recognize a person as a Dissenting Shareholder (i) unless such person is the holder of the Company Common Shares in respect of which Dissent Rights are purported to be exercised immediately prior to the Effective Time, (ii) if such person has voted or instructed a proxy holder to vote such Company Common Shares in favor of the Arrangement Resolution, or (iii) unless such person has strictly complied with the procedures for exercising Dissent Rights described in Section 3.1 and does not withdraw such dissent prior to the Effective Time.

(b)                                 For greater certainty, (i) in no circumstances shall Walter, Bidco, the Company or any other Person be required to recognize a Dissenting Shareholder as the holder of any Company Common Share in respect of which Dissent Rights have been validly exercised at and after the completion of the steps contemplated in Section 2.2 and (ii) in addition to any other restrictions under sections 237 to 247 of the BCBCA, holders of Company Options and Company DSUs shall not be entitled to exercise dissent rights.

ARTICLE 4
CERTIFICATES AND FRACTIONAL SHARES

4.1                               Exchange of Certificates for Walter Common Shares

Prior to the Effective Time, Bidco shall deposit or cause the deposit with the Depositary, for the benefit of the holders of Company Common Shares who will receive the Consideration on the Arrangement, the cash portion of such Consideration and certificates representing that number of whole Walter Common Shares to be delivered pursuant to Section 2.2(b).  Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more Company Common Shares that were exchanged for the Consideration under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the Company Common Shares under the BCBCA and the articles of the Company and such other documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder (in each case less any amounts withheld pursuant to Section 4.6), (i) a cheque for the cash portion of the Consideration to which such holder is entitled, (ii), a certificate representing that number (rounded down to the nearest whole number) of Walter Common Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to Section 4.2), and (iii) any cash in lieu of fractional Walter Common Shares pursuant to Section 4.3, and the certificate so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Company Common Shares which was not registered in the transfer records of Company, a cheque for the cash portion of the Consideration and a certificate representing the proper number of Walter Common Shares may, subject to Section 2.2, be issued to the transferee if the certificate which immediately prior to the Effective Time represented Company Common Shares that were exchanged for the Consideration under the Arrangement is presented to the Depositary, accompanied by all documents reasonably required to evidence and effect such transfer.  Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares that were exchanged for the Consideration under the Arrangement, shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (in each case, less any amounts withheld pursuant to Section 4.6), (i) a cheque for the cash portion of the Consideration to which such holder is entitled, (ii) a certificate representing the Walter Common Shares as contemplated by this Section 4.1, (iii) cheques for the cash portion of the Consideration and payment in lieu of fractional Walter Common Shares as contemplated by Section 4.3 and (iv) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Walter Common Shares as contemplated by Section 4.2, in each case, less any amounts withheld pursuant to Section 4.6.

4.2                               Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions declared or made after the Effective Time with respect to Walter Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Company Common Shares that were exchanged pursuant to Section 2.2(b), and no cash payment as part of the Consideration or in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.3, unless and until the holder of such certificate shall surrender such certificate in accordance with Section 4.1.  Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (iii) below, at the appropriate payment date), there shall be paid to the holder of the certificates representing Company Common Shares without interest, (i) the amount of any cash to which such holder is entitled as part of the Consideration or payable in lieu of a fractional share to which such holder is entitled pursuant to Section 4.3, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Walter Common Shares to which such holder is entitled pursuant hereto and (iii) to the extent not paid under clause (ii), on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and the payment date subsequent to surrender payable with respect to such Walter Common Shares.

4.3                               No Fractional Shares

In no event shall any holder of Company Common Shares be entitled to a fractional Walter Common Share. Where the aggregate number of Walter Common Shares to be issued to a holder of Company Common Shares as consideration under this Arrangement would result in a fraction of a Walter Common Share being issuable, the number of Walter Common Shares to be received by such holder shall be rounded down to the nearest whole Walter Common Share and in lieu of a fractional Walter Common Share, the holder will receive a cash payment in Canadian dollars (rounded down to the nearest cent) determined on the basis of an amount equal to (i) the volume weighted average trading price on the NYSE of the Walter Common Shares over the five business days ending one business day before the Effective Date, multiplied by (ii) the fractional share amount. All cash payable in lieu of fractional Walter Common Shares will be denominated in Canadian dollars.

4.4                               Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares that were exchanged pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, (i) a cheque for the amount of any cash to which such holder is entitled as part of the Consideration, and (ii) certificates representing Walter Common Shares (and a cheque for any dividends or distributions with respect thereto and any cash pursuant to Section 4.3) deliverable in accordance with Section 2.2, in each case, less any amounts withheld pursuant to Section 4.6.  When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom cheques and/or certificates representing Walter Common Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Company, Bidco, Walter and their respective transfer agents in such sum as the Company, Bidco or Walter may direct or otherwise indemnify the Company, Bidco, Walter and the Depositary in a manner satisfactory to the Company, Bidco and Walter against any claim that may be made against the Company, Bidco or Walter with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5                               Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Company Common Shares that were exchanged pursuant to Section 2.2(b) that is not deposited with all other instruments required by Section 4.1 on or prior to the fifth anniversary of the Effective

Date shall cease to represent a claim or interest of any kind or nature as a shareholder of Company or Walter. On such date, the cash and Walter Common Shares (or cash in lieu of fractional interests therein, as provided in Section 4.3) to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Walter. None of Walter, Company, Bidco or the Depositary shall be liable to any person in respect of any cash or Walter Common Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.6                               Withholding Rights

The Company, Bidco, Walter and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Company Common Shares, Walter Common Shares, Company Options or Company DSUs such amounts as the Company, Bidco, Walter or the Depositary is required to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended or succeeded, or entitled to withhold under section 116 of the ITA or any corresponding provisions of provincial law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares, Company Options or Company DSUs in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or entitled to be deducted or withheld from any payment to such a holder exceeds the cash portion of the consideration otherwise payable to the holder, Company, Bidco, Walter and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Company, Bidco, Walter or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement or entitlement and the Company, Bidco, Walter or the Depositary shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

ARTICLE 5
AMENDMENTS

5.1                               Amendments to Plan of Arrangement

(a)                                  The Company reserves the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by Walter, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to holders of Company Common Shares if and as required by the Court.

(b)                                 Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting (provided that Walter shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Company Meeting (subject to the requirements of the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)                                  Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only (i) if it is consented to by each of the Company, Bidco and Walter and (ii) if required by the Court, it is consented to by holders of the Company Common Shares voting in the manner directed by the Court.

(d)                                 Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Walter, provided that it concerns a matter which, in the reasonable opinion of Walter, is required or desirable to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interests of any person that, immediately prior to the Effective Time, was a holder of Company Common Shares.

ARTICLE 6
FURTHER ASSURANCES

6.1                               Further Assurances

Each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

SCHEDULE B
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.                                       The arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Western Coal Corp., a corporation existing under the Laws of the Province of British Columbia (the “Company”), all as more particularly described and set forth in the Management Proxy Circular (the “Circular”) of the Company dated •, 2011, accompanying the notice of this meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.                                       The plan of arrangement (the “Plan of Arrangement”), involving the Company and implementing the Arrangement, the full text of which is set out in Appendix • to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

3.                                       The arrangement agreement (the “Arrangement Agreement”) between the Company and Walter Energy Inc., dated December 2, 2010, and all the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved.

4.                                       Notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of the Company or that the Arrangement has been approved by the British Columbia Supreme Court, the directors of the Company are hereby authorized and empowered, without further notice to, or approval of, the securityholders of the Company:

(a)                                  to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)                                 subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.                                       Any director or officer of the Company is hereby authorized and directed for and on behalf of the Company to execute, whether under corporate seal of the Company or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the BCBCA in accordance with the Arrangement Agreement for filing.

6.                                       Any one or more directors or officers of the Company is hereby authorized, for and on behalf and in the name of the Company, to execute and deliver, whether under corporate seal of the Company or otherwise, all such agreements, forms waivers, notices, certificate, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the

Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)                                  all actions required to be taken by or on behalf of the Company, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities;

(b)                                 the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by the Company; and

(c)                                  such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

B-2